    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2000


                                                      REGISTRATION NO. 333-33732
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                           --------------------------

                         KOSAN BIOSCIENCES INCORPORATED
             (Exact name of Registrant as specified in its charter)

            DELAWARE                             8731                            94-3217016
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                            ------------------------

                             3832 BAY CENTER PLACE
                               HAYWARD, CA 94545
                                 (510) 732-8400
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                          DANIEL V. SANTI, M.D., PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         KOSAN BIOSCIENCES INCORPORATED
                             3832 BAY CENTER PLACE
                               HAYWARD, CA 94545
                                 (510) 732-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

               BLAIR W. STEWART                              RICHARD R. PLUMRIDGE
               ANGELA CORSILLES                               DARREN R. HENSLEY
               JASON BRANDWENE                                PATRICIA A. ELIAS
       WILSON SONSINI GOODRICH & ROSATI                BROBECK, PHLEGER & HARRISON LLP
              650 PAGE MILL ROAD                       370 INTERLOCKEN BLVD., SUITE 500
             PALO ALTO, CA 94304                          BROOMFIELD, COLORADO 80021
                (650) 493-9300                                  (303) 410-2000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 2000


PROSPECTUS

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
          ------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering 5,000,000 shares. No public market currently exists for our common stock.

    We have applied to have our common stock listed on the Nasdaq National Market under the symbol "KOSN." We expect the public offering price to be between $14.00 and $16.00 per share.

    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 7.

                                                                Per
                                                               Share      Total
                                                              --------   --------
Public offering price.......................................   $         $
Underwriting discounts and commissions......................   $         $
Proceeds, before expenses, to Kosan.........................   $         $

We have granted the underwriters a 30-day option to purchase up to 750,000 shares of common stock to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

         CIBC WORLD MARKETS

                        SG COWEN

                                                        FIDELITY CAPITAL MARKETS
                                   a division of National Financial Services LLC

                                    ARTWORK

[DESCRIPTION OF ARTWORK]

[Front cover

"KOSAN TECHNOLOGY PLATFORM" The art shows 4 cells (arranged diagonally), each containing a polyketide gene with modules of different color; an arrow leads from one cell to the next indicating a conversion, and each cell has an arrow to a polyketide structure, indicating the production of that polyketide. Each conversion has an explanatory caption by its side. The conversions indicated by color and size changes are over-production, gene manipulation and chemobiosynthesis.

Following are captions that will be presented with the artwork:

OVER-PRODUCTION. Genes transferred to better hosts.

GENE MANIPULATION. Altered genes yield new compounds.

CHEMOBIOSYNTHESIS. Synthetic starting materials yield new compounds.]

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
Prospectus Summary......................      3

Risk Factors............................      7

Forward-Looking Statements..............     14

Use of Proceeds.........................     15

Dividend Policy.........................     15

Dilution................................     16

Capitalization..........................     17

Selected Financial Data.................     18

Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     20

Business................................     25


Management and Directors................     38
                                            PAGE
                                          --------

Related Party Transactions..............     50

Principal Stockholders..................     53

Description of Capital Stock............     56

Shares Eligible for Future Sale.........     58

Underwriting............................     60

Legal Matters...........................     63

Change in Independent Auditors..........     63

Experts.................................     63

Where You Can Find More Information.....     63

Index to Financial Statements...........    F-1

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS THAT WE BELIEVE MOST IMPORTANT ABOUT THIS OFFERING AND OUR BUSINESS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY FOR A COMPLETE UNDERSTANDING OF THIS OFFERING AND OUR BUSINESS.

                                  OUR BUSINESS

    We are a biotechnology company using our proprietary technologies to develop drug candidates from an important class of natural product compounds known as polyketides. Polyketides are naturally made in very small amounts in microorganisms and are structurally complex and difficult to make or modify by chemical means. We have developed technologies to manipulate the natural process by which polyketides are made. These technologies give us the ability to create novel polyketides thereby providing a pipeline of potential drug candidates. Polyketides have been a source of many different pharmaceuticals including antibiotics, anticancer drugs, cholesterol-lowering drugs, immunosuppressants, and other therapeutics, as well as animal health and agricultural products. Natural or semi-synthetic polyketide pharmaceuticals represent over 20 products, with sales of approximately $10 billion per year.

    Using our technologies, we are able to modify and produce polyketides in ways chemists cannot. Our approach mimics, accelerates and expands the evolutionary process that gave rise to this important class of molecules. We use our technologies to:

    - create improved versions of currently marketed pharmaceuticals that address large markets;

    - modify an existing polyketide used in one therapeutic area to create a new polyketide to be used in another;

    - transfer the ability to make a polyketide from one organism to another to enable large-scale production; and

    - generate large numbers of new polyketides to provide a source of new drug candidates.

                                OUR TECHNOLOGIES

    Our technology platform has five components which allow us to modify, create and produce new polyketides:

    - polyketide gene alteration--the creation of new polyketides using our technology to manipulate the genetic instructions by which polyketides are made;

    - chemobiosynthesis--the creation of new polyketides by incorporating synthetic starting materials into the biological processes by which polyketides are made;

    - heterologous over-expression--the over-production of polyketides by transferring the genes to better hosts;

    - combinatorial biosynthesis--the rapid and efficient production of many different polyketides with related structures; and

    - screening libraries--large collections of many different polyketides that can be readily tested for biological activities of interest.

                                  OUR STRATEGY

    Our strategy is to apply our technologies to create new polyketides for development as pharmaceutical products and to advance these drug candidates into clinical trials. We aim to:

    - maximize the value and minimize the risk associated with new drug development by focusing on new compounds with structures related to existing polyketides that have known utility, safety and significant market potential;

    - establish collaborative relationships with large pharmaceutical companies to advance our most complex programs through clinical trials and into the market, as well as to prepare and test our screening libraries;

    - expand and enhance our technologies and increase our capabilities for making new and useful polyketides; and

    - acquire or license complementary technologies or drug candidates from third parties.

                     OUR PRODUCT DEVELOPMENT OPPORTUNITIES

    We have six primary programs for the discovery and development of new polyketides that are directed at infectious disease, gastrointestinal motility disorders, mucus hypersecretion, cancer, immunosuppression and nerve regeneration. These programs were selected because they represent opportunities where our technologies could improve existing products or fill unmet needs, and address large markets. Since September 1998, we have identified several polyketide antibiotic drug candidates that kill organisms that are resistant to existing products. We have developed these drug candidates in collaboration with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company. In August 2000, we signed a collaboration and license agreement with the Sloan-Kettering Institute for Cancer Research relating to potential anti-cancer compounds known as epothilones.

                                  THE OFFERING

Common stock offered by us................  5,000,000 shares

Common stock to be outstanding after this
  offering................................  23,844,539 shares(1)

Proposed Nasdaq National Market symbol....  KOSN

Use of proceeds...........................  We intend to use the net proceeds from this offering for advancing our drug candidates through preclinical and
                                            later-stage development, discovering or acquiring new
                                            drug candidates, expanding our technology platform,
                                            capital expenditures, working capital, general corporate
                                            purposes and possible future acquisitions. See "Use of
                                            Proceeds."

Unless otherwise indicated, information in this prospectus assumes:

    - the automatic conversion of all outstanding shares of our convertible preferred stock into 12,220,719 shares of common stock upon the closing of this offering;

    - no exercise of the underwriters' over-allotment option to purchase up to 750,000 shares; and


    - an increase in the authorized shares of our common stock and preferred stock to 200,000,000 shares and 10,000,000 shares, respectively, at the closing of this offering.


------------------------

(1) The number of shares of common stock to be outstanding after this offering excludes:

    - 2,902,107 shares of common stock reserved for issuance under our 1996 stock option plan, of which 1,141,800 shares are subject to outstanding options at June 30, 2000 with a weighted average exercise price of $1.35 per share;

    - 300,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan approved by our board of directors in March 2000; and

    - 300,000 shares of common stock reserved for issuance under our 2000 non-employee director stock option plan approved by our board of directors in March 2000.

    Our principal executive offices are located at 3832 Bay Center Place, Hayward, California, 94545. Our phone number is (510) 732-8400. Our website is http://www.kosan.com. We do not intend for the information found on our website to be incorporated into or be a part of this prospectus.

                             SUMMARY FINANCIAL DATA

    The following tables summarize our financial data, and should be read together with our financial statements and the related notes, the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma information contained in the statement of operations data gives effect to the automatic conversion of all convertible preferred stock upon the completion of this offering. The pro forma balance sheet data reflects the automatic conversion of our preferred stock into common stock on a three-for-one basis and the sale of 5,000,000 shares of our common stock at an assumed price to the public of $15.00 per share, after deducting the underwriting discounts, commissions and estimated offering expenses payable by us.

                                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                          JUNE 30,
                                        ------------------------------------------      ----------------------------
                                           1997            1998            1999            1999             2000
STATEMENT OF OPERATIONS DATA:           ----------      ----------      ----------      -----------      -----------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)       (UNAUDITED)      (UNAUDITED)
Total revenue.........................    $   287         $ 1,236         $ 5,346         $ 3,107          $  2,224
Total operating expenses..............      2,379           5,021          10,400           4,650             9,414
Loss from operations..................     (2,092)         (3,785)         (5,054)         (1,543)           (7,190)
Net loss..............................    $(1,994)        $(3,267)        $(4,401)        $(1,280)         $ (6,679)
Deemed dividend upon issuance of
  Series C convertible preferred
  stock...............................         --              --              --              --           (11,267)
                                          -------         -------         -------         -------          --------

Net loss attributable to common
  stockholders........................    $(1,994)        $(3,267)        $(4,401)        $(1,280)         $(17,946)

Basic and diluted net loss per
  share...............................    $ (0.49)        $ (0.77)        $ (0.98)        $ (0.29)         $  (3.57)
Shares used in computing basic and
  diluted net loss per share..........      4,094           4,270           4,509           4,430             5,029
Pro forma basic and diluted net loss
  per share (unaudited)...............                                    $ (0.31)                         $  (1.12)
Shares used in computing pro forma
  basic and diluted net loss per share
  (unaudited).........................                                     14,318                            16,056

                                                                AS OF JUNE 30, 2000
                                                              -----------------------
                                                               ACTUAL       PRO FORMA
BALANCE SHEET DATA:                                           --------      ---------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $ 25,027      $ 93,527
Working capital.............................................    22,370        90,870
Long-term investments.......................................     7,235         7,235
Total assets................................................    36,898       105,398
Capital lease and debt obligations, less current portion....     2,099         2,099
Accumulated deficit.........................................   (18,272)      (18,272)
Stockholders' equity........................................    31,777       100,277

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES AND MAY NEVER BECOME PROFITABLE.

    We commenced operations in 1996 and are still in an early stage of development. We have not commercialized any products and we have incurred significant losses to date. As of June 30, 2000, we had an accumulated deficit of approximately $18.3 million. To date, our revenues have been solely from collaborations and government grants. Our expenses have consisted principally of costs incurred in research and development and from general and administrative costs associated with our operations. We have incurred net losses since our inception, including a net loss of approximately $6.7 million for the six months ended June 30, 2000. We expect our expenses to increase and to continue to incur operating losses for at least the next several years as we continue our research and development efforts for our drug candidates. The amount of time necessary to successfully commercialize any of our drug candidates is long and uncertain and successful commercialization may not occur at all. As a result, we may never become profitable.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS.

    Based on our current plans, we believe our cash, cash equivalents and investments, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital requirements through at least the next 24 months. However, the actual amount of funds that we will need during or after the next 24 months will be determined by many factors, including those discussed in this section. If additional funds are required and we are unable to obtain them on terms favorable to us, we may be required to delay, scale back or eliminate some or all of our research and development programs or to license third parties to develop or market products or technologies that we would otherwise seek to develop or market ourselves. If we raise additional funds by selling additional shares of our capital stock, the ownership interest of our stockholders will be diluted.

IF WE DON'T ESTABLISH AND MAINTAIN COLLABORATIONS WITH OTHER PARTIES, THE DEVELOPMENT OF OUR PRODUCTS MAY BE DELAYED OR STOPPED.

    Because we do not currently possess the financial and other resources necessary to develop potential products that may result from our technologies, or the financial and other resources to complete any approval processes which may be required for these products, we must enter into collaborative arrangements to develop many of our drug candidates. If we do not maintain or further extend our current collaboration with The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc., both Johnson & Johnson companies, which expires on December 28, 2001, or if we do not enter into new collaborative agreements, then our revenues will be reduced, and our drug candidates may not be developed, manufactured or marketed.

OUR POTENTIAL PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND SUBSTANTIAL ADDITIONAL EFFORT WILL BE NECESSARY FOR DEVELOPMENT.

    Our technologies are new and our drug candidates are in the early stage of development. We may not develop products that prove to be safe and effective, meet applicable regulatory standards, are capable of being manufactured at reasonable costs, or can be marketed successfully. All of the potential proprietary products that we are currently developing will require significant development and investment, including extensive preclinical and clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our products, we must demonstrate through preclinical testing and clinical trials that our drug candidates are safe and effective in humans. We have not commenced clinical testing of any of our potential products, nor have we submitted any application to test any potential products in humans. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the drug candidate. Our clinical trials, when commenced, may be suspended at any time if we or the U.S. Food and Drug Administration, or the FDA, believe the patients participating in our studies are exposed to unacceptable health risks. We may encounter problems in our studies which will cause us or the FDA to delay or suspend the studies. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

    - ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

    - inability to manufacture sufficient quantities of compounds for use in clinical trials;

    - failure of the FDA to approve our clinical trial protocols;

    - slower than expected rate of patient recruitment;

    - unforeseen safety issues; or

    - government or regulatory delays.

    If any future clinical trials are not successful, our business, financial condition and results of operations will be harmed.

ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES COULD HARM OUR COMPETITIVE POSITION.

    Our success will depend in part on our ability to obtain patents and maintain adequate protection of other intellectual property for our technologies and products in the United States and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate our competitive advantage. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these foreign countries.

    The patent positions of biotechnology companies, including our patent position, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will apply for patents covering both our technologies and drug candidates as we deem appropriate. However, we may fail to apply for patents on important technologies or products in a timely fashion or at all, and in any event, the applications we do file may be challenged and may not result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may challenge or invalidate our patents, or our patents may fail to provide us with any competitive advantages. If the use or validity of any of our patents is ever challenged, resulting in litigation or administrative proceedings, we would incur substantial costs and the diversion of management in defending the patent. In addition, we generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would over technology we own.

    We rely upon trade secret protection for our confidential and proprietary information. We have taken measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators, and consultants. Nevertheless, employees, collaborators, or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

LITIGATION OR OTHER PROCEEDINGS OR THIRD-PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT WOULD REQUIRE US TO SPEND TIME AND MONEY AND COULD PREVENT US FROM DEVELOPING OR COMMERCIALIZING PRODUCTS.

    Our commercial success depends in part on not infringing the patents and proprietary rights of third parties and not breaching any licenses that we have entered into with regard to our technologies and products. The biotechnology industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may have been issued relevant patents or may have filed relevant patent applications that could affect our ability to obtain patents or to operate as we would like to in our research, development, and commercialization efforts. If we wish to use technologies claimed by third parties in issued and unexpired patents, then we may need to obtain license(s) from the owner(s) of such patent(s), enter into litigation, or incur the risk of litigation. Litigation or failure to obtain necessary licenses may impede our ability to obtain collaborations or to develop our products and could prevent us or our collaborators from developing or commercializing our products.

    Other biotechnology and pharmaceutical companies have filed patent applications and obtained patents, and in the future will likely continue to file patent applications and obtain patents, claiming polyketide synthase genes, gene fragments, and methods for modifying such genes or gene fragments. If these patents are valid or if these applications issue into valid patents, we will have to either circumvent the claims in these patents, or obtain licenses to use the patented technology in order to use these genes or technologies in the research, development and commercialization of our products and technologies. If we are unsuccessful in circumventing or acquiring licenses to these patents, our ability to research, develop or commercialize products may be blocked.

    Third parties may sue us in the future to challenge our patent rights or claim infringement of their patents. An adverse determination in litigation to which we may become a party could subject us to significant liabilities to third parties, require us to license disputed rights from third parties or require us to cease using the disputed technology.

    We are aware of a significant number of patents and patent applications relating to aspects of our technologies and families of compounds filed by, and issued to, third parties. If any of our competitors have filed patent applications or have been granted patents claiming inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions in the United States. Such a proceeding could result in substantial cost to us even if the outcome is favorable. For example, a number of companies have cloned polyketide synthase genes and described in patents or publications technology to modify those genes or express them in heterologous hosts using recombinant DNA technology. Such companies include, for example, Abbott Laboratories (erythromycin, niddamycin); Dow Agrosciences (spinosyn); Eli Lilly and Company (tylosin, spiramycin), Novartis (soraphen, epothilone); and Merck (avermectin, lovastatin). Even if successful on priority grounds, an interference may result in loss of claims based on patentability grounds raised in the interference. Although patent and intellectual property disputes in the biotechnology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on satisfactory terms, if at all.

    Third parties may obtain patents in the future and then claim that the use of our technologies infringes these patents or that we are employing their proprietary technology without authorization. This is because patent applications in the United States are secret until issued into corresponding patents and the applications can be pending for several years after filing. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any of these claims or enforcing our patents against others. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize, and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to:

    - pay damages;

    - stop using our products or methods;

    - develop non-infringing products or methods; and

    - obtain one or more licenses from third parties.

    We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter substantial delays in product introductions while we attempt to develop alternative methods or products, which we may not be able to accomplish.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH THROUGH RECRUITING AND RETAINING SKILLED EMPLOYEES AND EXPAND OUR MANAGEMENT AND IMPROVE OUR CONTROLS AND SYSTEMS, WE MAY NOT BE ABLE TO MANAGE OUR DAY-TO-DAY OPERATIONS.

    We have experienced a period of rapid and substantial growth that has placed, and if this growth continues will further place, a strain on our human and capital resources. If we are unable to manage this growth effectively, then our losses could increase. The number of our employees increased from 21 on December 31, 1997 to 62 on June 30, 2000. Retaining our current employees and recruiting qualified scientific personnel to perform future research and development work will be critical to our success. Competition is intense for experienced scientists, and we may not be able to retain or recruit sufficient skilled personnel to allow us to pursue collaborations and develop our products and core technologies to the extent otherwise possible. Additionally, we are highly dependent on the principal members of our management and scientific staff, such as our two co-founders, the loss of whose services would adversely impact the achievement of our objectives. Although we maintain and are the beneficiary of $1.0 million key-man life insurance policies for the lives of each of our two co-founders, Dr. Daniel Santi, our chief executive officer, and Dr. Chaitan Khosla, a director and consultant, we do not believe the proceeds would be adequate to compensate us for their loss.

    Our ability to manage our operations and growth effectively requires us to continue to expend funds to expand our management and improve our controls and systems. If we are unable to successfully implement these expansions and improvements, then we may not be able to effectively manage our day-to-day operations.

WE FACE INTENSE COMPETITION FROM LARGE PHARMACEUTICAL COMPANIES, BIOTECHNOLOGY COMPANIES AND ACADEMIC GROUPS.

    We face, and will continue to face, intense competition from organizations such as large biotechnology and pharmaceutical companies, as well as academic and research institutions and government agencies, that are pursuing competing technologies for modifying DNA. These organizations may develop technologies that are superior alternatives to our technologies. Further, our competitors in the polyketide gene engineering field may be more effective at implementing their technologies to develop commercial products. Some of these competitors have entered into collaborations with leading companies within our target markets to produce polyketides for commercial purposes.

    Any products that we develop through our technologies will compete in multiple, highly competitive markets. Development of pharmaceutical products requires significant investment and resources. Many of the organizations competing with us in the markets for such products have greater capital resources, research and development and marketing staffs, facilities and capabilities, and greater experience in modifying DNA, obtaining regulatory approvals, and product manufacturing and marketing. Accordingly, our competitors may be able to develop technologies and products more easily, which would render our technologies and products and those of our collaborators obsolete and noncompetitive.

IF WE FACE CLAIMS IN CLINICAL TRIALS OF A DRUG CANDIDATE, THESE CLAIMS WILL DIVERT OUR MANAGEMENT'S TIME AND WE WILL INCUR LITIGATION COSTS.

    We face an inherent business risk of clinical trial liability claims in the event that the use or misuse of our potential products results in personal injury or death. We may experience clinical trial liability claims if our drug candidates are misused or cause harm before regulatory authorities approve them for marketing. We currently do not maintain clinical trial liability insurance coverage. Even if we do obtain an insurance policy, it may not be sufficient to cover claims that may be made against us. Clinical trial liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims against us, regardless of their merit, could materially and adversely affect our financial condition, because litigation related to these claims would strain our financial resources in addition to consuming the time and attention of our management. If we are sued for any injuries caused by our products, our liability could exceed our total assets.

WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS. ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE, OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

    Our research and development processes involve the controlled use of hazardous materials, including hazardous chemicals and radioactive and biological materials. Some of these materials may be novel, including bacteria with novel properties and bacteria that produce biologically active compounds. Our operations also produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling, and disposal of these materials. We believe that our current operations comply in all material respects with these laws and regulations. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, we could be sued for injury or contamination that results from our use or the use by third parties or our collaborators of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development, or commercialization efforts.

WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE CHARTER DOCUMENTS THAT MAY RESULT IN OUTCOMES WITH WHICH YOU DO NOT AGREE.

    Our board of directors will have the authority to issue up to 10,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of those shares without further vote or action by our stockholders. The rights of the holders of any preferred stock that may be issued in the future may adversely affect the rights of the holders of common stock. The issuance of preferred stock could make it more difficult for third parties to acquire a majority of our outstanding voting stock.

    Our certificate of incorporation will provide for staggered terms for the members of the board of directors and prevent our stockholders from acting by written consent. These provisions and other provisions of our bylaws and of Delaware law applicable to us could delay or make more difficult a merger, tender offer or proxy contest involving us. This could reduce the price that investors might be willing to pay for shares of our common stock and result in the market price being lower than it would be without these provisions.

SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

    After this offering, our officers, directors and principal stockholders (greater than 5% stockholders) will together control approximately 47.0% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change may be in the best interests of all stockholders. In addition, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

                         RISKS RELATED TO THE OFFERING

OUR STOCK PRICE COULD BE VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

    The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

    - announcements of technological developments in research by us or our competitors;

    - delay or failure in initiating, conducting, completing or analyzing clinical trials or unsatisfactory design or results of these trials;

    - achievement of regulatory approvals;

    - new products or services introduced or announced by us or our competitors;

    - changes in financial estimates by securities analysts;

    - announcements of departures or departures of key personnel; and

    - sales of our common stock.

    In addition, the stock market in general, and the Nasdaq National Market and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. If this type of litigation were instituted against us, we would be faced with substantial costs and management's attention and resources would be diverted, which could in turn seriously harm our business, financial condition and results of operations.

WE EXPECT THAT OUR QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE, CREATING INVESTOR LOSSES.

    Our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Some of the factors which could cause our operating results to fluctuate include:

    - expiration of research contracts with collaborators or government research grants, which may not be renewed or replaced;

    - the success rate of our discovery efforts leading to milestones and royalties;

    - the timing and willingness of collaborators to commercialize our products; and

    - general and industry specific economic conditions, which may affect our collaborators' research and development expenditures.

    A large portion of our expenses are relatively fixed, including expenses for facilities, equipment, and personnel. Accordingly, if revenues decline or do not grow due to expiration of research contracts or government research grants, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. In addition, we expect operating expenses to continue to increase. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

    Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be 23,844,539 shares of common stock outstanding immediately after this offering, or 24,594,539 shares if the representatives of the underwriters exercise their over-allotment option in full. The shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our affiliates, as defined in Rule 144 of the Securities Act. 18,844,539 shares of common stock outstanding will be restricted securities as defined in Rule 144. Of these shares, 16,449,285 shares will be subject to a lock-up agreement providing that the stockholder will not offer, sell, or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this prospectus. These shares may be sold on the 181st day after the date of this prospectus without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. Lehman Brothers Inc. may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date. In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Commission covering 3,502,107 shares of common stock reserved for issuance under our 1996 stock option plan, our 2000 employee stock purchase plan and our 2000 non-employee director stock option plan. Sales of common stock by existing stockholders in the public market, or the availability of such shares for sale, could materially and adversely affect the market price of our common stock. See "Shares Eligible for Future Sale."

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution of $10.79 per share in pro forma net tangible book value. If the holders of outstanding options exercise those options, you will incur further dilution. To the extent we raise additional capital by issuing equity securities, our stockholders may experience additional substantial dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that relate to future events or our future financial performance. You can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," or "continue" and variations of these words or other comparable words. Examples of these forward-looking statements include, but are not limited to, statements regarding the following:

    - our technologies and programs,

    - our ability to realize commercially valuable discoveries in our programs,

    - our intellectual property portfolio,

    - our business strategies and plans, and

    - our ability to develop products suitable for commercialization.

    Although we believe that the predictions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. The Act does not provide the protection for initial public offerings and is not available for our forward-looking statements in this prospectus.

                             ABOUT THIS PROSPECTUS

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of time of delivery of this prospectus or of any sale of our common stock.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock that we are offering will be $68.5 million after deducting estimated underwriters' discounts and commissions and estimated offering expenses and assuming an initial public offering price of $15.00 per share. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $79.0 million.

    We anticipate using the net proceeds from this offering for advancing our drug candidates through preclinical and later stage development, discovering or acquiring new drug candidates, expanding our technology platform, capital expenditures, working capital, general corporate purposes and possible future acquisitions. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, technological advances, the amount of proceeds actually raised in this offering and the amount of cash generated by our operations. We may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business, although we are not currently planning any acquisitions, and no portion of the net proceeds has been allocated to any particular acquisition. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.

    We believe that the net proceeds of this offering, existing cash, cash equivalents and investments, will be sufficient to meet our operating expenses and capital requirements for at least the next 24 months. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing investment grade and U.S. government securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends for the foreseeable future.

                                    DILUTION

    Our pro forma net tangible book value, as of June 30, 2000, was $31.8 million, or $1.69 per share of common stock after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 12,220,719 shares of common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of common stock offered hereby at an assumed initial public offering price of $15.00 per share, and our receipt of the estimated net proceeds from the offering of $68.5 million, our pro forma net tangible book value as of June 30, 2000 would have been approximately $100.3 million, or $4.21 per share. This represents an immediate increase in net tangible book value of $2.52 per share to existing stockholders and an immediate dilution of $10.79 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $15.00
  Pro forma net tangible book value per share before the
    offering................................................  $ 1.69
  Increase per share attributable to new investors..........    2.52
Pro forma net tangible book value per share after this
  offering..................................................             4.21
                                                                       ------
Dilution per share to new investors.........................           $10.79
                                                                       ======

    If the underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after this offering would be $4.50 per share, the increase in net tangible book value per share to existing stockholders would be $2.81 per share and the dilution in net tangible book value to new investors would be $10.50 per share.

    The following table summarizes, on a pro forma basis as of June 30, 2000, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses:

                                           SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                         ---------------------   -----------------------      PRICE
                                           NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                         ----------   --------   ------------   --------   -----------
Existing stockholders..................  18,844,539       79%    $ 46,744,000       38%    $      2.48
New investors..........................   5,000,000       21       75,000,000       62           15.00
                                         ----------    -----     ------------    -----
  Total................................  23,844,539    100.0%     121,744,000    100.0%
                                         ==========    =====     ============    =====

    The discussion and tables above assume no exercise of stock options outstanding. At June 30, 2000, there were options outstanding to purchase a total of 1,141,800 shares of common stock, with a weighted average exercise price of $1.35 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

    The following table shows our capitalization as of June 30, 2000:

    - on an actual basis;


    - on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into common stock and an expected increase in the authorized shares of common stock and preferred stock to 200,000,000 shares and 10,000,000 shares, respectively, upon the closing of this offering; and


    - on a pro forma as adjusted basis to give effect to the sale of 5,000,000 shares of common stock by us in this offering at an assumed price of $15.00 per share less the estimated underwriters' discounts and commissions and our offering expenses.

                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease and debt obligations, less current portion....  $  2,099   $  2,099      $  2,099
                                                              --------   --------      --------
Stockholders' equity:
  Convertible preferred stock, par value $0.001; 4,348,182
    shares authorized (actual); 10,000,000 shares authorized
    (pro forma and pro forma as adjusted), 4,073,573 shares
    issued and outstanding (actual); no shares issued and
    outstanding (pro forma and pro forma as adjusted).......         4         --            --
  Common stock, par value $0.001; 36,000,000 shares
    authorized (actual); 200,000,000 shares authorized (pro
    forma and pro forma as adjusted), 6,623,820 shares
    issued and outstanding, actual; 18,844,539 shares issued
    and outstanding, pro forma; 23,844,539 shares issued and
    outstanding, pro forma as adjusted......................         7         19            24
Additional paid-in capital..................................    61,651     61,643       130,138
Notes receivable from stockholders..........................      (647)      (647)         (647)
Deferred stock compensation.................................   (10,906)   (10,906)      (10,906)
Accumulated other comprehensive loss........................       (60)       (60)          (60)
Accumulated deficit.........................................   (18,272)   (18,272)      (18,272)
                                                              --------   --------      --------
      Total stockholders' equity............................    31,777     31,777       100,277
                                                              --------   --------      --------
      Total capitalization..................................  $ 33,876   $ 33,876      $102,376
                                                              ========   ========      ========

    This table excludes:

    - 2,902,107 shares of our common stock reserved for issuance under our 1996 stock option plan, of which 1,141,800 shares are subject to outstanding options with a weighted average exercise price of $1.35 per share;

    - 300,000 shares available for issuance under our 2000 employee stock purchase plan approved by our board of directors in March 2000; and

    - 300,000 shares available for issuance under our 2000 non-employee director stock option plan approved by our board of directors in March 2000.

                            SELECTED FINANCIAL DATA

    You should read the following selected historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus. We have derived the selected financial data set forth below with respect to our statements of operations for the years ended December 31, 1997, 1998 and 1999 and with respect to our balance sheets at December 31, 1998 and 1999 from our financial statements that Ernst & Young LLP audited. The audited financial statements qualify the disclosure in this selected financial data. You can review the audited financial statements elsewhere in this prospectus. We have derived the statement of operations data for the period from inception (January 5, 1995) to December 31, 1995 and for the year ended December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 from our audited financial statements that we do not include in this prospectus. We have derived the selected financial data set forth below with respect to our statements of operations for the six months ended June 30, 1999 and 2000 and the balance sheet data at June 30, 2000 from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. We do not intend for the selected data in this section to replace our financial statements. Historical results are not necessarily indicative of the results that you might expect in the future.

                                             FROM INCEPTION
                                              (JANUARY 5,                                                  SIX MONTHS ENDED
                                                1995) TO               YEAR ENDED DECEMBER 31,                 JUNE 30,
                                              DECEMBER 31,    -----------------------------------------   -------------------
STATEMENT OF OPERATIONS DATA:                     1995          1996       1997       1998       1999       1999       2000
-----------------------------                --------------   --------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Contract revenue...........................      $   --       $    --    $    10    $   974    $ 5,206    $ 3,027    $  2,084
Grant revenue..............................          --           200        277        262        140         80         140
                                                 ------       -------    -------    -------    -------    -------    --------
  Total revenues...........................          --           200        287      1,236      5,346      3,107       2,224
Operating expenses:
  Research and development (1).............         197         1,286      1,922      4,030      8,587      3,838       7,621
  General and administrative (1)...........         281           402        457        991      1,813        812       1,793
                                                 ------       -------    -------    -------    -------    -------    --------
  Total operating expenses.................         478         1,688      2,379      5,021     10,400      4,650       9,414
                                                 ------       -------    -------    -------    -------    -------    --------
Loss from operations.......................        (478)       (1,488)    (2,092)    (3,785)    (5,054)    (1,543)     (7,190)
Other income, net..........................          --            35         98        518        653        263         511
                                                 ------       -------    -------    -------    -------    -------    --------
Net loss...................................      $ (478)      $(1,453)   $(1,994)   $(3,267)   $(4,401)   $(1,280)   $ (6,679)
                                                 ======       =======    =======    =======    =======    =======    ========
Deemed dividend upon issuance of Series C
  convertible preferred stock..............          --            --         --         --         --         --     (11,267)
                                                 ------       -------    -------    -------    -------    -------    --------
Net loss attributable to common
  stockholders.............................      $ (478)      $(1,453)   $(1,994)   $(3,267)   $(4,401)   $(1,280)   $(17,946)
                                                 ======       =======    =======    =======    =======    =======    ========
Basic and diluted net loss per share.......      $(0.16)      $ (0.47)   $ (0.49)   $ (0.77)   $ (0.98)   $ (0.29)   $  (3.57)
                                                 ======       =======    =======    =======    =======    =======    ========
Shares used in computing basic and diluted
  net loss per share.......................       2,934         3,081      4,094      4,270      4,509      4,430       5,029
Pro forma basic and diluted net loss per
  share (unaudited)........................                                                    $ (0.31)              $  (1.12)
                                                                                               =======               ========
Shares used in computing pro forma basic
  and diluted net loss per share
  (unaudited)..............................                                                     14,318                 16,056
                                                                                               =======               ========

------------------------
(1) Includes non-cash charges for stock-based compensation as follows (in thousands):

                                                                   YEAR ENDED                 SIX MONTHS
                                                                  DECEMBER 31,              ENDED JUNE 30,
                                                         ------------------------------   -------------------
                                                           1997       1998       1999       1999       2000
                                                         --------   --------   --------   --------   --------
Research and development...............................   $   --     $   --     $  964      $403      $2,597
General and administrative.............................       --         --        181        --         708
                                                          ------     ------     ------      ----      ------
                                                          $   --     $   --     $1,145      $403      $3,305
                                                          ======     ======     ======      ====      ======

                                                                 AS OF DECEMBER 31,
                                                ----------------------------------------------------       AS OF
BALANCE SHEET DATA:                               1995       1996       1997       1998       1999     JUNE 30, 2000
-------------------                             --------   --------   --------   --------   --------   --------------
                                                                           (IN THOUSANDS)
Cash, cash equivalents and short-term
  investments.................................   $  31     $ 1,465    $ 2,019    $ 6,328    $  2,022      $ 25,027
Working capital...............................    (257)      1,369      1,976      4,267         750        22,370
Long-term investments.........................      --          --         --      9,073       8,442         7,235
Total assets..................................      62       1,965      2,757     17,201      14,157        36,898
Capital lease and debt obligations,
  less current portion........................      --          --        385      1,004       1,591         2,099
Accumulated deficit...........................    (478)     (1,930)    (3,924)    (7,192)    (11,593)      (18,272)
Stockholders' equity..........................    (226)      1,721      2,111     13,759      10,471        31,777

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH OUR "SELECTED FINANCIAL DATA," OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a biotechnology company that has proprietary technologies to develop potential pharmaceutical products that will address large markets. We use our technologies to make new drug candidates derived from an important class of natural product compounds known as polyketides. Our product opportunities currently target the areas of infectious disease, gastrointestinal motility, mucus hypersecretion, cancer, immunology and nerve regeneration. In infectious disease, we have a collaboration with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, focusing on the development of a next generation antibiotic. In cancer, we have a collaboration with the Sloan-Kettering Institute for Cancer Research focusing on the development of potential anti-cancer compounds known as epothilones.

    We have incurred significant losses since our inception. As of June 30, 2000, our accumulated deficit was $18.3 million. We expect to incur additional operating losses over the next several years as we continue to develop our technologies and fund internal product research and development.

STOCK-BASED COMPENSATION

    Stock-based compensation expense for the year ended December 31, 1999 and for the six months ended June 30, 2000 represents the difference between the exercise price of an option and the deemed fair value of our common stock on the date of the grant calculated in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. We recorded total deferred stock-based compensation of $11.1 million in the six months ended June 30, 2000 and $2.9 million in 1999. Subsequent to June 30, 2000 we recorded deferred stock-based compensation of $1.4 million for stock options granted from July 1, 2000 through August 31, 2000. Such amounts are included as a reduction of stockholders' equity and are being amortized to expense using the graded vesting method over the vesting periods of the underlying options, which are generally four years. Stock-based compensation has been allocated to research and development expense and general and administrative expense, as appropriate. Based on deferred stock-based compensation recorded as of August 31, 2000, we expect to record amortization for deferred stock-based compensation approximately as follows: $3.8 million for the remaining six months in 2000, $4.7 million in 2001, $2.6 million in 2002, $1.1 million in 2003 and $106,000 in
2004.

    In connection with the grants of stock options and restricted stock to non-employees, we recognize compensation on a ratable basis over the related service period. We recognized other stock-based compensation for non-employees of $752,000 for the six months ended June 30, 2000 and $610,000 in 1999. In addition, we expect to recognize other stock-based compensation in connection with stock options and restricted stock granted to non-employees of $662,000 for the remaining six months in 2000, $1.3 million in 2001, $979,000 in 2002, $318,000 in 2003 and $58,000 in 2004. The measurement of stock-based compensation to our non-employees is subject to periodic adjustment as our stock price changes and as the underlying securities vest. As such, changes to these measurements could be substantial should we experience significant changes in our stock price. See Notes 1 and 9 of our financial statements.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 AND 1999

    REVENUE. Our revenues decreased to $2.2 million for the six months ended June 30, 2000 from $3.1 million for the six months ended June 30, 1999. This decrease was due to a $1.0 million non-recurring milestone payment recognized in 1999 under our collaboration with The R.W. Johnson Pharmaceutical Research Institute. Total contract revenues under this collaboration were $2.1 million for the six months ended June 30, 2000 and $2.9 million for the six months ended June 30, 1999, inclusive of the $1.0 million non-recurring milestone payment. The initial term of our collaboration with The R.W. Johnson Pharmaceutical Research Institute has been extended to December 28, 2001. If we do not maintain or further extend this agreement, our revenues will significantly decrease thereafter, unless we enter into additional collaborations.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses consist primarily of stock-based compensation, salaries and other personnel-related expenses, facility related expenses, lab consumables and depreciation of facilities and equipment. Research and development expenses increased to $7.6 million for the six months ended June 30, 2000 from $3.8 million for the six months ended June 30, 1999. This increase was due in large part to an increase in the stock-based compensation to $2.6 million for the six months ended June 30, 2000 from $403,000 for the six months ended
June 30, 1999. The remainder of the increase was primarily due to increased payroll and personnel related expenses, including recruiting and relocation expenses. We expect our research and development expenses will increase substantially to fund the expansion of our technology platform, support our collaborative research programs and advance our in-house research programs into later stages of development.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $1.8 million for the six months ended June 30, 2000 from $812,000 for the six months ended June 30, 1999. This increase was primarily due to amortization of deferred stock-based compensation of $708,000 for the six months ended June 30, 2000. No such expenses were recognized during the same period in 1999. We expect our general and administrative expenses will increase in the future to support the continued growth of our research and development efforts and to fulfill our obligations associated with being a publicly held company.

    INTEREST INCOME. Interest income increased to $678,000 for the six months ended June 30, 2000 from $334,000 for the six months ended June 30, 1999. This increase was due to higher average investment balances due to the $24.6 million in net proceeds received in connection with the issuance of Series C convertible preferred stock in March 2000 combined with higher yields earned on investment balances.

    INTEREST EXPENSE. Interest expense increased to $167,000 for the six months ended June 30, 2000 from $71,000 for the six months ended June 30, 1999. The increase resulted from additional debt financing associated with our capital purchases along with a higher cost of capital due to rising interest rates during the first half of 2000.

    BENEFICIAL CONVERSION FEATURE. In March 2000, we sold 804,196 shares of Series C convertible preferred stock (convertible into 2,412,588 shares of common stock at the closing of this offering) for net proceeds of approximately $24.6 million. After evaluating the fair value of our common stock in contemplation of this offering, we determined that the issuance of the Series C convertible preferred stock resulted in a beneficial conversion feature calculated in accordance with Emerging Issues Task Force Consensus No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features." The beneficial conversion feature was reflected as a deemed dividend of $11.3 million in our financial statements for the six months ended June 30, 2000.

YEARS ENDED DECEMBER 31, 1999 AND 1998

    REVENUE. Our revenues increased to $5.3 million in 1999 from $1.2 million in 1998. This increase primarily reflected the full year of funding under our corporate collaboration with The R.W. Johnson Pharmaceutical Research Institute which was established in September 1998. Total contract revenues earned under this collaboration were $5.0 million in 1999 and $969,000 in 1998. Also included in 1999 contract revenue was $1.2 million of non-recurring milestone payments earned under this agreement. The initial term of our collaboration with The R.W. Johnson Pharmaceutical Research Institute has been extended to December 28, 2001. If we do not maintain or further extend this agreement, our revenues will significantly decrease thereafter, unless we enter into additional collaborations.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses increased to $8.6 million in 1999 from $4.0 million in 1998. The increase was primarily due to increases in employee costs as our scientific headcount increased to 43 individuals in December 1999 from 17 in January 1998 and higher occupancy expenses associated with our move to a larger facility in March 1999. In addition, we recorded $964,000 in stock-based compensation in 1999. No such expense was recorded in 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $1.8 million in 1999 from $991,000 in 1998. This increase was primarily due to additional staffing as our administrative headcount increased to 10 in December 1999 from 6 in January 1998. In addition, we recorded $181,000 in stock-based compensation in 1999. No such expense was recorded in 1998.

    INTEREST INCOME. Interest income increased to $679,000 in 1999 from $598,000 in 1998. This increase resulted from higher average investment balances due to contract revenue received under our collaboration with The R.W. Johnson Pharmaceutical Research Institute.

    INTEREST EXPENSE. Interest expense increased to $196,000 in 1999 from $80,000 in 1998. This increase resulted from additional debt financing associated with our fixed asset purchases.

    OTHER INCOME. For the year ended December 31, 1999, other income included a $170,000 termination fee received from the landlord of our previously occupied facility for the buy-out of the rights to our sublease agreement.

YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUE. Our revenue increased to $1.2 million in 1998 from $287,000 in 1997. This increase was attributable to the initiation of our corporate collaboration with The R.W. Johnson Pharmaceutical Research Institute in September 1998.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses increased to $4.0 million in 1998 from $1.9 million in 1997. The increase was primarily due to increases in employee related costs as our scientific headcount increased to 37 at December 1998 from 12 in January 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $991,000 in 1998 from $457,000 in 1997. This increase was primarily due to higher employee and consulting costs to support our expanding research and development activities.

    INTEREST INCOME. Interest income increased to $598,000 in 1998 from $154,000 in 1997. This increase resulted from higher investment balances arising from our April 1998 private placement of Series B convertible preferred stock and contract revenue received under our collaboration with The R.W. Johnson Pharmaceutical Research Institute.

    INTEREST EXPENSE. Interest expense increased to $80,000 in 1998 from $56,000 in 1997. This increase resulted from additional debt financing associated with our fixed asset purchases.

PROVISION FOR INCOME TAXES

    We incurred net operating losses in the years ended December 31, 1999 and 1998, and consequently did not pay federal, state or foreign income taxes. As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $9.6 million and $4.1 million, respectively. We also had federal research and development tax credit carryforwards of approximately $300,000. If not utilized, the net operating losses and credit carryforwards will expire at various dates beginning in 2002 through 2019. Use of the net operating losses and credits may be subject to a substantial annual limitation due to the change in the ownership provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See Note 10 of our financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations from inception primarily through sales of convertible preferred stock, totaling $45.6 million in net proceeds, contract payments under our collaboration agreement, equipment financing arrangements and government grants. As of June 30, 2000, we had $32.3 million in cash and investments compared to $10.5 million as of December 31, 1999. Our funds are currently invested in U.S. Treasury and government agency obligations, investment-grade asset-backed securities and corporate obligations.

    Our operating activities used cash of $2.9 million for the six months ended June 30, 2000 compared to $1.1 million for the six months ended June 30, 1999. Our net loss of $6.7 million for the six months ended June 30, 2000 was partially offset by non-cash expenses of $3.8 million related to stock-based compensation and depreciation expense. Cash used in operating activities was $3.9 million in the year ended December 31, 1999 compared to $1.2 million in the year ended December 31, 1998. Cash used in 1999 operating activities were primarily to fund our net operating losses. Non-cash charges of $1.8 million related to stock-based compensation and depreciation expenses were nearly offset by working capital changes of $1.3 million. The $1.2 million used for 1998 operations consisted of our $3.3 million net loss for the period, partially offset by depreciation and working capital changes of $2.1 million.

    Our investing activities, excluding changes in our investments, for the six months ended June 30, 2000 used cash of $808,000 compared to $1.1 million for the six months ended June 30, 1999 reflecting facility improvements and capital expenditures as we continue to enhance our laboratory capabilities. Investing activities in 1999, excluding changes in our investments, used cash of $1.8 million compared to $1.2 million in 1998 as a result of capital purchases and leasehold improvements.

    Cash provided by financing activities was $25.5 million for the six months ended June 30, 2000 compared to $1.2 million for the six months ended June 30, 1999. Financing activities included $24.6 million in net proceeds from the issuance of our Series C convertible preferred stock in March 2000. Cash provided by financing activities was $898,000 in 1999 compared to $15.7 million in 1998. 1998 financing activities included $14.9 million in net proceeds from the issuance of our Series B convertible preferred stock in April 1998.

    In January 2000, we secured a $2.0 million line of credit for facility improvements and equipment purchases. As of June 30, 2000 we had drawn down $1.3 million and had $700,000 remaining available under this credit facility.

    For periods subsequent to June 30, 2000, we have estimated our non-cancelable commitments under our collaboration with Sloan-Kettering to be approximately $700,000 in addition to our internal development efforts under this agreement. We have no material non-cancelable commitments under the Stanford and Harvard collaborations.

    We believe our existing cash and investments, together with the proceeds of this offering, will be sufficient to meet our anticipated cash requirements for at least 24 months. Our future capital uses and requirements depend on numerous forward-looking factors. These factors include, but are not limited to the following:

    - Our ability to establish and the scope of any new collaborations;

    - The progress and number of research programs carried out by us;

    - The progress and success of preclinical and clinical trials of our drug candidates;

    - Our ability to maintain our existing collaboration with The R.W. Johnson Pharmaceutical Research Institute;

    - The costs and timing of obtaining, enforcing and defending our patent and intellectual rights;

    - The costs and timing of regulatory approvals; and

    - Expenses associated with unforeseen litigation.

    For the next several years, we do not expect our operations to generate the amounts of cash required for our future cash needs. In order to fulfill our cash requirements, we expect to finance future cash needs through the sale of equity securities, strategic collaborations and debt financing. We cannot assure you that additional financing or collaboration and licensing arrangements will be available when needed or that, if available, will be on terms favorable to us or our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research or development programs, to lose rights under existing licenses or to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose or may adversely affect our ability to operate as a going concern. If additional funds are obtained by issuing equity securities, substantial dilution to existing stockholders may result.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximize the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and corporate obligations.

    The table below presents the principal amounts of our investments and equipment loans by expected maturity and related weighted average interest rates at December 31, 1999:

                                           2000          2001          2002          2003         TOTAL        FAIR VALUE
                                         --------      --------      --------      --------      --------      ----------
                                                                          (IN THOUSANDS)
Debt securities:
  U.S. treasury....................       $   --        $1,300        $   --        $   --        $1,300         $1,290
  Corporate bond...................        1,000            --            --            --         1,000            990
Average interest rate..............          5.6%          5.6%           --            --           5.6%

Asset-backed securities............           --            --            --            --         7,198          7,152
Average interest rate..............           --            --            --            --           5.9%

Equipment financing................          447           497           616           311         1,871          1,871
Average interest rate..............         10.8%         10.8%         10.8%         11.0%         10.8%

                                    BUSINESS

OVERVIEW

    We are a biotechnology company using our proprietary technologies to develop drug candidates from an important class of natural product compounds known as polyketides. Polyketides are naturally made in very small amounts in microorganisms and are difficult to make or modify chemically. Using our proprietary technologies we are able to create, modify and produce polyketides in ways that chemists cannot. Creating novel polyketides should provide us with a pipeline of potential drug candidates that address large markets.

    We can make improved versions of a known polyketide pharmaceutical product and are able to change a polyketide used in one therapeutic area to create a new polyketide used for another. We can take the genetic instructions for making a polyketide out of one microorganism and put them into another microorganism which provides a more favorable environment to grow and produce more of the polyketides.

    Our strategy is to use our technologies to create new polyketides for development as pharmaceutical products. We plan to produce those polyketides at the levels required to support clinical development and commercialization.

    We have programs to exploit all aspects of our technology. Our programs in the areas of infectious disease and immunosuppression are directed to the development of improved versions of existing products. Our programs in the areas of gastrointestinal motility, mucus hypersecretion, and nerve regeneration are directed to the development of new drugs derived from drugs developed for other indications. Our program in the area of cancer is directed to the large scale production and development of a polyketide that is produced in very low amounts naturally. All of our programs address large markets.

OVERVIEW OF POLYKETIDES

    Polyketides are complex natural products that are produced by microorganisms. There are about 7,000 known polyketides, from which numerous pharmaceutical products in many therapeutic areas have been derived. The following table illustrates the many different uses for polyketides.

    SELECTED POLYKETIDE PRODUCTS AND THEIR USES

PRODUCT (TRADE NAME)                                               USE
--------------------                                       --------------------
Azithromycin (Zithromax).................................  Antibacterial
Clarithromycin (Biaxin)..................................  Antibacterial
Erythromycin.............................................  Antibacterial
Rifamycin (Rifampin).....................................  Antibacterial
Tetracyclines............................................  Antibacterial
Doxorubicin (Adriamycin).................................  Anticancer
Amphotericin B...........................................  Antifungal
Lovastatin (Mevacor).....................................  Cholesterol-lowering
Pravastatin (Pravacol)...................................  Cholesterol-lowering
Simvastatin (Zocor)......................................  Cholesterol-lowering
Tacrolimus (FK506, Prograf)..............................  Immunosuppressant
Sirolimus (Rapamycin)....................................  Immunosuppressant
Spinosad.................................................  Insecticide
Avermectin...............................................  Veterinary Product

    We focus on polyketides because of their demonstrated ability to treat many different disease conditions. To understand what we do and why we believe our company can develop valuable, new polyketide pharmaceutical products, one needs to understand how polyketides are made.

    Unlike most classes of compounds, different polyketides often have unrelated structures. The common features that link the polyketides as a class are the sequence of reactions by which they are formed, and the intermediate compounds made in these reactions. Each polyketide is produced by a unique polyketide synthase, or PKS, which is a large enzyme composed of many component enzymes. There are two types of PKSs, modular and iterative. Modular PKSs contain many enzymes, each of which is used only once during polyketide production, while iterative PKSs may use some enzymes several times. Erythromycin is an example of a polyketide made by a modular PKS. Erythromycin is not only a valuable antibiotic product but is also used in the production of the antibiotics azithromycin and clarithromycin.

    A modular PKS is composed of multiple proteins. The instructions for making these proteins is contained in the DNA, or genome, of the microorganism that produces the modular PKS. Each protein has its own set of instructions, which is called the gene for the protein. The complete set of genes for a modular PKS that produces a polyketide is called a gene cluster. When any gene of a polyketide gene cluster is identified, the entire cluster can be easily obtained. We accomplish this by using recombinant DNA technology, which is a set of techniques that enable scientists to combine or alter DNA from different organisms.

                                    [GRAPH]

[DESCRIPTION OF POLYKETIDE SYNTHESIS]

[THE ARTWORK IS A DEPICTION OF A POLYKETIDE (PKS) GENE CLUSTER, WITH 4 MODULES INDICATED; UNDERNEATH EACH MODULE IS THE 2-CARBON UNIT BUILDING BLOCK OF POLYKETIDES IT SPECIFIES. UNDERNEATH THE 4 BUILDING BLOCKS (IN A ROW) IS THE CORRESPONDING PKS, SHOWING THE COMPONENT ENZYMES OF EACH OF THE 4 MODULES AND THE INTERMEDIATE POLYKETIDE CHAINS FORMED AT EACH MODULE. FINALLY, AT THE BOTTOM LEFT THERE IS A DEPICTION OF THE BUILDING BLOCKS USED BY THE PKS WITH AN ARROW LEADING FROM THE BUILDING BLOCKS TO THE PKS; AT THE RIGHT THERE IS A DOWNWARD ARROW LEADING FROM THE PKS TO THE POLYKETIDE SHOWN IN THE RIGHT, LOWER CORNER.]

    To understand how we modify the gene cluster for a modular PKS to create new polyketides, an understanding of how a modular PKS actually makes or synthesizes a polyketide is necessary. The synthesis of a polyketide essentially involves the linking of a number of small building block compounds to form the larger polyketide. A modular PKS can be functionally subdivided into units called modules, each of which is responsible for a single building block used in the synthesis. Synthesis begins at the first module, called the loading module, located at one end of the PKS, and continues to the end through multiple extender modules, each of which adds and modifies another building block. This process creates a chain of building blocks that forms the polyketide; in many instances the chain is linked to itself to form a ring. Because each module codes for one building block, the number of modules in a PKS codes for the size of the polyketide. Each module contains three essential enzyme activities responsible for connecting the polyketide building blocks. One of these activities selects which building block (there are at least 4 different building blocks) is used, and the other two are involved in linking the building block to the growing chain and passing the chain to the next module. A module may also have 1, 2, or 3 additional enzymes that modify the building blocks once they are incorporated into the chain.

    The structure of a polyketide can therefore be viewed as being determined by the types, order and number of modules in a modular PKS. The types of modules dictate which building blocks are used, the order of the modules dictates the sequence of building blocks, and the number of modules dictates the number of building blocks in, or size of, the polyketide. Modifying, adding or deleting the modules results in specific and predictable changes to the structure of the polyketide.

OUR STRATEGY

    Our goal is to use our technologies to create a pipeline of drug candidates that can be developed into pharmaceuticals and advanced into clinical trials. Our focus is on drug candidates that address large markets. Our strategy includes the following components:

    MAXIMIZE VALUE, MINIMIZE RISK. We apply our technologies to generate a pipeline of drug candidates that improve existing pharmaceutical products. By improving the properties of currently marketed pharmaceuticals, we believe we can create novel products that take advantage of the known utility, safety, development path and market for existing drugs to reduce the risk and time required for development.

    ESTABLISH COLLABORATIVE RELATIONSHIPS. We have entered into a collaboration with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, in the area of infectious disease. We plan to establish additional collaborative relationships with large pharmaceutical companies to move our drug candidates into and through clinical trials and to the market, prepare and screen our polyketide libraries, apply our technologies to create new polyketides and develop large-scale production systems.

    ENHANCE LEADERSHIP POSITION OF OUR TECHNOLOGY PLATFORM. We will expand and enhance our technologies by increasing in-house research activities. We will continue to extend the reach of our technologies through strategic alliances or acquisitions. We plan to broaden and protect our intellectual property portfolio and in-license patents that complement our core technologies.

    ACQUIRE COMPLEMENTARY TECHNOLOGIES AND PRODUCTS. We have a collaboration and license agreement with Sloan-Kettering in the area of cancer therapeutics. We may acquire or license additional complementary technologies or product candidates from other third parties.

OUR TECHNOLOGY PLATFORM

    Our technology platform has five components: polyketide gene alteration, chemo-biosynthesis, heterologous over-expression, combinatorial biosynthesis, and screening libraries. Together, our technologies enable us to modify, create and produce proprietary polyketides with potential for development as valuable pharmaceutical products.

    POLYKETIDE GENE ALTERATION

    The structure of a polyketide is primarily determined by variation in the number, order and type of modules in the PKS. Our technologies enable us to make these alterations in a specific, directed manner, and thus we can control the polyketide structure.

    Polyketides are structurally complex compounds that are difficult to make or modify chemically. Because each building block of a polyketide is selected by a specific module of the PKS, we use our technologies to make precise structural changes by altering the module that specifies the targeted building block. We use our technologies to improve properties of known biologically active molecules. This can be done by using our technology to change a portion of the polyketide that cannot be chemically modified to one that can, allowing us to make subsequent chemical modifications not otherwise feasible. We can also make changes in the structure of existing proprietary polyketide products to create a new polyketide proprietary to us. In addition, by changing the order, type and number of modules, we can create entirely new libraries of polyketides as sources of new compounds both for screening for new activities and for improving a lead compound.

    CHEMO-BIOSYNTHESIS

    We incorporate chemically synthesized fragments into complicated polyketide structures, permitting changes in their structures and properties in ways that have not been achieved by any other process. This has enabled us to produce novel polyketides used in the production of the drug candidates in our collaboration with The R.W. Johnson Pharmaceutical Research Institute.

    First, we disable the loading and first extender modules in a PKS by altering the gene that contains the instructions for these modules. This prevents formation of the two-building-block intermediate that feeds the second extender module, but leaves the remainder of the PKS fully functional. Then, microorganisms containing this modified PKS are fed our chemically synthesized fragments that substitute for the natural building-block intermediate.

    HETEROLOGOUS OVER-EXPRESSION

    We can isolate a polyketide gene cluster from one organism and transfer it to another. This is important because many polyketides are produced by microorganisms that are difficult or slow to grow, or in which recombinant DNA methods have not been developed. In addition, polyketides are often produced in small amounts in organisms that naturally produce them, which can limit their commercial development. We have created microorganisms for efficient polyketide manipulation and production. Our proprietary technologies allow us to transfer polyketide genes to these microorganisms to enable easier manipulation and increased production of polyketides necessary for commercialization.

    COMBINATORIAL BIOSYNTHESIS

    We have developed a technology to produce large collections, called libraries, of polyketides rapidly and efficiently. Because the approximately 7,000 naturally occurring polyketides have yielded many pharmaceutical products, we believe that libraries of new polyketides may do likewise. To create these libraries we separate the large polyketide gene cluster into several fragments. Each of these fragments is then genetically manipulated to produce numerous variations. We then reassemble the gene cluster with all possible combinations of the altered fragments to create large polyketide libraries. Because many different combinations of the altered fragments can be assembled simultaneously, our combinatorial biosynthesis technology is used to produce large polyketide libraries. For example, we believe our scientists have created the largest number of erythromycin analogs produced by genetic engineering.

                                    [GRAPH]
[DESCRIPTION OF ARTWORK]

    [The artwork is a depiction of the process of combinatorial biosynthesis.
1) The first drawing depicts a PKS gene cluster, and underneath it are individual modules obtained from other PKS gene clusters. 2) The second drawing shows the incorporation of new individual modules into the gene cluster to make hybrid gene clusters. 3) The third drawing shows a number of cells containing individual (colored) hybrid genes. 4) The fourth drawing shows cell colonies, each producing a different polyketide (color-coded)] 5) The fifth drawing shows test tubes containing individual polyketides (color-coded)].

    SCREENING LIBRARIES

    In addition to our polyketide libraries made by combinatorial biosynthesis, we have acquired a collection of over 10,000 soil microorganisms. The collection is unusual because it has been pre-selected for bioactivities from a larger group of over 100,000 microorganisms. Our collection shows antibiotic, antiviral, and pesticidal activities, as well as activity specific to one or more of about 20 enzyme targets. We believe that the lead compounds from this library, together with our technologies, will provide new drug candidates for our product pipeline.

OUR PRODUCT DEVELOPMENT OPPORTUNITIES

    Our primary programs are currently directed at discovery and development of polyketides for infectious disease, gastrointestinal motility disorders, mucus hypersecretion, cancer, immunosuppression and nerve regeneration. These programs were selected because they represent opportunities where our technologies could improve upon existing products or fill unmet needs, and because each addresses large markets. We are able to maintain a diverse portfolio of drug candidates because the fundamental aspects of our technology generally apply to all modular PKS gene clusters.

    INFECTIOUS DISEASE

    Clarithromycin, marketed as Biaxin, and azithromycin, marketed as Zithromax, are polyketide-derived antibiotics that show high potency, a broad spectrum of activity and few side effects. These products had revenues in 1999 of approximately $2.3 billion. However, organisms are emerging that are resistant to these two drugs. Ketolides, analogs of the polyketide erythromycin, possess the potency and spectrum of activity shown by clarithromycin and azithromycin, but are effective against these resistant organisms. Aventis Pharmaceuticals has recently filed a New Drug Application with the FDA for a ketolide and Abbott Laboratories also has a ketolide in clinical trials.

    We have a collaborative research agreement with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, to discover and develop a next-generation ketolide. Our collaboration was established in September 1998, and has already resulted in several proprietary ketolides that we believe have activities competitive with other ketolides. One of these compounds is currently undergoing preclinical evaluation.

    GASTROINTESTINAL MOTILITY

    One of the actions of erythromycin is stimulation of gastrointestinal movement, or GI motility. Therefore, erythromycin-derived compounds called motilides may be useful to treat diseases such as gastroparesis and gastroesophageal reflux disease, also known as GERD or heartburn, that are unresponsive to antacids. The leading product currently used for stimulation of GI motility is cisapride, marketed as Propulsid, which had sales of approximately $1 billion in 1999. Cisapride has been reported to have side effects, including arrhythmias and various drug interactions. Cisapride's manufacturer has announced that Cisapride will no longer be marketed in the United States and several other countries. Motilides have an entirely different mechanism of action and should not have the same side effects. Chugai Pharmaceuticals has a motilide candidate in clinical trials.

    Many compounds in our erythromycin library can readily be converted into motilides. We have prepared several proprietary motilides with IN VITRO activity comparable to the motilide in clinical trials. In addition, our technologies enable the preparation of numerous new motilides that could not easily be made chemically. We expect to have drug candidates to advance into preclinical testing within a year.

    MUCUS HYPERSECRETION

    Mucus hypersecretion, or excessive production of mucus, is a major, problematic symptom of asthma, chronic obstructive pulmonary disease, or COPD, cystic fibrosis and allergic rhinitis, including hay fever. Mucus hypersecretion in these diseases results from the release of mucus from abnormally high numbers of large mucus-secreting cells called goblet cells. There is no effective treatment for this type of mucus hypersecretion from which to determine market potential, but we believe, based on disease prevalence, that the market potential is large.

    Our scientists, in collaboration with scientists at the University of California, San Francisco, have discovered a potential target for inhibiting mucus hypersecretion. We have prepared a non-antibiotic analog of erythromycin that inhibits this target, and are using our technologies to optimize its activity. Although this is an early-stage project, we believe we will have drug candidates to advance into preclinical testing within a year.

    CANCER

    Many cancers are treated by paclitaxel, marketed as Taxol, which had revenues in 1999 of approximately $1.5 billion. However, some tumors are resistant to Taxol. Epothilone, a polyketide with an identical mechanism of action and similar potency to Taxol, is active against Taxol-resistant tumors. A major problem with the further development of epothilone is that its sole natural source produces small amounts. Moreover, one of the most effective forms of epothilone, epothilone D, represents only about 10% of the total epothilones produced.

    Although epothilone has been chemically synthesized, the synthesis is not readily amenable to large-scale production. Our technology allows polyketide genes to be moved from the natural producer organism to another to produce greater quantities of the polyketide. Our scientists have cloned and expressed the epothilone gene cluster in two different organisms and demonstrated production of all important forms of epothilone, including epothilone D. We believe we can increase current yields of the important types of epothilone using our technologies. We also expect to produce proprietary analogs of epothilone.

    In August 2000, we entered into a collaboration and license agreement with Sloan-Kettering to discover and develop epothilone compounds, including an epothilone compound that is in preclinical development by Sloan-Kettering. We expect to initiate clinical trials of this compound in 2001.

    IMMUNOSUPPRESSION

    Prograf, also known as FK506, is one of the most widely used immunosuppressants for organ transplantation, with 1999 worldwide revenues of approximately $259 million. Additionally, FK506 has been approved in Japan to treat atopic dermatitis and approval for this indication is pending in the United States. It is also in clinical trials to treat psoriasis and rheumatoid arthritis. The enzyme P450-3A metabolizes FK506 at a single site to destroy over 90% of the drug. A major problem is that P450-3A levels are variable among individuals and fluctuate in the presence of other drugs. As a result, FK506 metabolism is variable in different people and its dosage must be carefully individualized and monitored to avoid under- or over-dosing.

    If the sites at which FK506 is metabolized by P450-3A could be blocked without affecting biological activity, the variable metabolism of the drug might be avoided. The primary sites of metabolism of FK506 are different from those required for activity, so we do not expect their modification to prevent metabolism to be detrimental. These sites of metabolism cannot be protected by chemical modification, but can be protected using our technology. We are modifying these sites in an FK506 analog, FK520, to make proprietary, metabolically stable analogs. We expect to have drug candidates to advance into preclinical testing within a year.

    NERVE REGENERATION

    The immunosuppressive effect of FK506 is generated by concurrent binding to two proteins, FKBP and calcineurin. However, analogs of FK506 that bind to FKBP but not calcineurin stimulate nerve regeneration without immunosuppression. Such compounds could be used to treat peripheral and spinal cord injury, Parkinson's disease, and other diseases involving nerve degeneration.

    We are converting our metabolically stable FK520 analogs to compounds that can be used for nerve regeneration without immunosuppression. This conversion involves a chemical modification that prevents the compounds from binding to a protein, calcineurin, involved in immunosuppression. Our analogs may have advantages because we expect them to be orally available, have well-characterized pharmacokinetic properties, and penetrate the blood brain barrier. We expect to have drug candidates to advance into preclinical testing within a year.

INTELLECTUAL PROPERTY

    Our intellectual property consists of patents, copyrights, trade secrets and know-how. Our ability to compete effectively depends in large part on our ability to obtain patents for our technologies and products, maintain trade secrets and operate without infringing the rights of others and to prevent others from infringing on our proprietary rights. We will be able to protect our technologies from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents, or are effectively maintained as trade secrets. Accordingly, patents or other proprietary rights are an essential element of our business. As of August 31, 2000, we owned four U.S. patents and one foreign patent (which expire beginning in 2013) and had exclusive license rights to nine U.S. patents and five foreign patents (which expire beginning in 2013) owned by Stanford University and two foreign patents (which expire beginning in 2014) owned by the Sloan-Kettering Institute for Cancer Research. On that date, we also had 43 U.S. patent applications and 31 foreign patent applications, as well as the exclusive rights to 21 U.S. patent applications and 45 foreign patent applications.

    We have exclusive rights to technologies developed by Dr. Chaitan Khosla and claimed in a series of issued and pending patents filed by Stanford University beginning in 1993. These patents include claims to recombinant expression of polyketide synthase enzymes and production of polyketides using recombinantly expressed enzymes, as well as useful hosts, vectors and methods of library production. To date, nine of these patents have issued by the U.S. Patent Office. We have also entered into an agreement with Stanford University that grants us an exclusive option to license certain new technologies involving polyketides and their production developed by Dr. Khosla.

    We have exclusive rights to technology developed by Dr. S. Danishefsky claimed in a series of issued and pending patents filed by Sloan-Kettering. These patents include claims to epothilone compounds and methods of making and using epothilones.

    We have an issued U.S. patent claiming the production of polyketide libraries using our proprietary multi-vector technology and the production of polyketides in E. COLI and yeast. We have applied for patents claiming the production of polyketides in plant cells, polyketide gene clusters cloned and expressed in heterologous hosts, and novel polyketide compounds generated in our drug discovery and development programs.

    Our policy is to file patent applications to protect technology, compounds and improvements commercially important to our business. We also rely on trade secrets to protect our technology, especially where patent protection is deemed inappropriate or unobtainable. We protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, collaborators and certain contractors. There can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or that we can meaningfully protect our trade secrets.

COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENTS

    JOHNSON & JOHNSON

    Effective September 28, 1998, we signed a two-year collaborative agreement with The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc., both Johnson & Johnson companies, which has been extended through December 2001. Under the terms of the agreement, we use our technologies to produce specific novel antibiotics on a best efforts basis. The agreement provides for payments to us, including for research and development, and for reaching certain milestones. In addition to creating a three-year collaborative research term, the agreement grants several licenses that include:

    - a research license, whereby we and The R.W. Johnson Pharmaceutical Research Institute grant each other a non-exclusive license, with no sublicense rights, to make and use methods and material covered under the parties' respective patents to carry out research during the term of the agreement;

    - a screening license, whereby we grant to The R.W. Johnson Pharmaceutical Research Institute a non-transferable exclusive license, with the right to grant sublicenses, to conduct screening for antibiotic activity; and

    - a development and commercialization license, whereby we grant to The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil
      Pharmaceutical, Inc. exclusive worldwide rights to make, use, develop and sell the licensed products as defined in the agreement.

The development, marketing, and sale of drugs resulting from this collaboration will be undertaken by The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc. Should the development efforts result in a marketable product, we will receive royalty payments based on

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
product sales as well as payments based on reaching research and development milestones. We recognized $2.1 million of contract revenue for the six months ended June 30, 2000, $5.0 million for the year ended December 31, 1999 and $969,000 for the same period in 1998, pursuant to this agreement. Such amounts, excluding initial and milestone payments, approximated research and development expenses under this collaboration. Included in such amounts is the ratable portion of a $1 million up-front fee received upon signing the agreement, which is being recognized over the initial two-year term of the agreement. Included in 1999 contract revenue were $1.2 million of non-recurring milestone payments earned under this agreement. The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc. can, until January 28, 2001, reduce research funding for the third year of the research term, and after December 28, 2000, can terminate the agreement as a whole upon payment of a termination fee. After the research term under this agreement ends, The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc. can terminate the agreement as a whole or with respect to any pharmaceutical product upon three months' written notice and they or we may terminate the agreement upon 90 days' written notice upon a material breach of the agreement. If The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc. terminate the agreement or reduce the research funding for the third year of the research term, rights to compounds developed under the agreement revert to us except for rights to compounds being commercialized by The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc. So long as The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc. are actively developing or commercializing a product under the agreement, the agreement does not terminate until the last patent claiming the product or its manufacture or use expires or, in the absence of any such patent, until ten years after the first commercial sale of the product.

    SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH

    Effective August 26, 2000, we signed a collaboration and license agreement with the Sloan-Kettering Institute for Cancer Research relating to epothilones. Under the agreement, we will use our technologies to produce a specific epothilone compound to be tested in clinical trials and work collaboratively with Sloan-Kettering to develop new compounds and production methods and to conduct clinical trials. Under the agreement, we are required to pay to Sloan-Kettering an initial license fee and annual maintenance fees as well as payments for research and development costs, including the costs of clinical trials, and, should the development efforts result in a marketable product, royalty payments based on product sales as well as payments for reaching clinical development milestones. Based on preclinical work done by Sloan-Kettering, the agreement contemplates the initiation of Phase I clinical trials during 2001.

    In addition to creating a collaborative research program with at least a two year term, the agreement grants licenses that include:

    - A research license, whereby we and Sloan-Kettering grant each other a license to make and use methods and material covered under each of our patents to carry out research during the term of the agreement; and

    - A development and commercialization license, with the right to sublicense, whereby Sloan-Kettering grants us exclusive worldwide rights, with the conditional right to sublicense, to make, use, develop and sell the licensed products.

    At any time prior to the initiation of the Phase II clinical trials contemplated by the agreement, if we and Sloan-Kettering jointly determine that the objectives of the collaboration cannot be met, then the agreement terminates. Also, if we are unable to produce or otherwise provide the materials required for Phase II clinical trials within specified time periods in advance of the conclusion of the Phase I clinical trials, Sloan-Kettering has the right to terminate the agreement. Upon termination, all rights granted by one party to the other revert to the granting party. Otherwise, so long as we are actively developing or commercializing a product under the agreement, the agreement does not terminate until the last patent claiming the product or its manufacture or use expires or, in the absence of any such patents, until ten years after the first commercial sale of the product.

    STANFORD UNIVERSITY

    Effective March 11, 1996, we entered into an exclusive license agreement with the Board of Trustees of the Leland Stanford Junior University, or Stanford University, for certain technology and related patent rights now contained in nine issued U.S. patents and five foreign patents, as well as 45 U.S. and foreign patent applications, and materials for the recombinant production of novel polyketides. Under the terms of the agreement, we pay annual license fees to Stanford University, make milestone payments and pay royalties on net sales resulting from successful products originating from the licensed technology. In March 2000, an amendment to the agreement was signed that provides us an exclusive option to acquire an exclusive license to future patents or patent applications as determined by Stanford which are related to certain technology developed by Dr. Khosla related to polyketides and their production.

    We may terminate this agreement with respect to any country or patent or in its entirety on 60 days' advance notice. Stanford University may terminate this agreement if we are in default for failure to make royalty payments or required reports or for making materially incorrect reports or for a material breach of the agreement and do not cure the breach within 60 days after being notified of the breach by Stanford University. Otherwise, the agreement does not terminate until the last patent claiming a product licensed under the agreement or its manufacture or use expires or, in the absence of such patents, until ten years after the first commercial sale of the product.

    HARVARD COLLEGE

    Effective December 2, 1998, we entered into an exclusive license agreement with the President and Fellows of Harvard College for certain technology and related patent rights for the production of polyketides. In connection with the license agreement, which gives us the exclusive license rights to the technology in five patent applications, we paid a non-refundable license fee and will pay annual maintenance fees, milestones and royalties on net sales of products originating from the licensed technology.

    We may terminate this agreement in its entirety on 90 days' advance notice and payment of a nominal termination fee. Harvard College may terminate this agreement if we are in default for failure to make royalty or other payments and do not make such payments within 45 days of receiving notice from Harvard College or if we are in default for failure to make required reports or for making materially incorrect reports or for a material breach of the agreement and do not cure the breach, if a period for cure is allowed, within 90 days or less after being notified of the breach by Harvard College. Otherwise, the agreement does not terminate until the last patent claiming a product licensed under the agreement or its manufacture or use expires.

    We made total payments under the Stanford University and Harvard College collaborations for the years ended December 31, 1997, 1998 and 1999, and the six months ended June 30, 2000 of $25,000, $32,500, $42,500, and $42,500,
respectively. For periods subsequent to June 30, 2000, we have estimated our non-cancelable commitments under the Sloan-Kettering collaboration to be approximately $700,000 in addition to internal development efforts under this agreement. We have no material non-cancelable commitments under the Stanford and Harvard collaborations.

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
COMPETITION

    The pharmaceutical and biotechnology industries are intensely competitive. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in research and development of drugs for the treatment of the same diseases and conditions as our potential product candidates. Many of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than we do. In addition, some of them have considerable experience in preclinical testing, clinical trials and other regulatory approval procedures. There are also academic institutions, governmental agencies and other research organizations that are conducting research in areas in which we are working. They may also market commercial products, either on their own or through collaborative efforts.

    We face significant competition from large pharmaceutical companies that are pursuing the same or similar technologies, including polyketide manipulation, as the technologies used by us in our drug discovery efforts. For example, a number of companies have cloned polyketide synthase genes and described in patents or publications technology to modify those genes or express them in heterologous hosts using recombinant DNA technology. Such companies include, for example, Abbott Laboratories (erythromycin, niddamycin); Dow Agrosciences (spinosyn); Eli Lilly and Company (tylosin, spiramycin), Novartis (soraphen, epothilone); and Merck (avermectin, lovastatin). We also face competition from biotechnology companies that engage in research similar to our own. For example, Biotica Ltd., is a biotechnology company that has published patent applications and entered into collaborations with pharmaceutical companies relating to efforts to modify polyketide synthase genes using recombinant DNA technology.

    We expect to encounter significant competition for any of the pharmaceutical products we plan to develop. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. We are aware that many other companies or institutions are pursuing development of drugs and technologies directly targeted at applications for which we are developing our drug compounds. Aventis Pharmaceuticals has filed a new drug application for a ketolide compound, and Abbott Laboratories has a ketolide compound in clinical trials. Chugai Pharmaceuticals has a motilide compound in clinical trials. We believe that two other large pharmaceutical companies have epothilone compounds in clinical trials. Because we have not yet initiated clinical trials for our own ketolide, motilide and epothilone compounds, it is likely that, even if we are successful in developing a product, one or more of these compounds of our competitors will be approved and marketed as products before our own. This could place us and our collaborators at a significant disadvantage, especially in the event our compounds do not have superior properties or cost advantages, and prevent us from realizing significant commercial benefit from such products.

    Developments by others may render our drug candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to additional technologies. These competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective than ours.

    To compete successfully, we must develop proprietary positions and patented drugs for therapeutic markets that have not been satisfactorily addressed by conventional research strategies and, in the process, expand our technical expertise. Our potential products, even if successfully tested and developed, may not be adopted by physicians over other products and may not offer economically feasible alternatives to other therapies.

GOVERNMENT REGULATION

    The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our potential products.

    The process required by the FDA before our products may be marketed in the United States generally involves the following:

    - preclinical laboratory and animal tests;

    - submission of an investigational new drug, or IND, application, which must become effective before clinical trials may begin;

    - adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

    - FDA approval of a new drug application, or NDA, or biologics license application, or BLA.

    The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approvals for any of our potential products will be granted on a timely basis, if at all.

    Prior to commencing clinical trials, which are typically conducted in three sequential phases, we must submit an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board at the medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences.

    We may not successfully complete any of the three phases of testing of any of our potential products within any specific time period, if at all. Furthermore, the FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of a NDA or BLA. The FDA may deny a NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

    Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or indication. Government regulation may delay or prevent marketing of potential products or new indications for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval.

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
Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain additional regulatory approvals for any of our products would have a material adverse effect on our business.

    Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third party manufacturers. We cannot be certain that we or our suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements.

    Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community, or EC, registration procedures are available to companies wishing to market a product in more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process involves all of the risks associated with FDA clearance.

LITIGATION

    We are not currently involved in any litigation.

EMPLOYEES

    As of June 30, 2000 we had 62 full-time employees, 32 of whom hold Ph.D. degrees and 51 of whom were engaged in research and development activities. We believe that our relations with our employees are good.

FACILITIES

    Our facilities consist of approximately 44,000 square feet of research and office space located in Hayward, California that is leased to us until 2003. We believe that our facility will meet our space requirements for research and development and administration functions into the year 2002, and beyond that time, that suitable additional space will be available on commercially reasonable terms.

                            MANAGEMENT AND DIRECTORS

    The following table provides information regarding our directors, executive officers and key employees:

NAME                                                AGE                              TITLE
----                                                ---                              -----
Daniel V. Santi, M.D., Ph.D...............                    58   Chief Executive Officer and Chairman of
                                                                   the Board of Directors
Michael S. Ostrach........................                    48   Chief Operating Officer
Brian Metcalf, Ph.D.......................                    54   Senior Vice President, Chief Scientific
                                                                   Officer
Robert G. Johnson, Jr., M.D., Ph.D........                    48   Vice President, Medical Affairs and
                                                                   Corporate Development
Susan M. Kanaya...........................                    37   Vice President, Finance and Chief
                                                                   Financial Officer
Kevin Kaster..............................                    40   Vice President, Intellectual Property
Susan B. Dillon, Ph.D.....................                    47   Vice President, Pharmacological Sciences
C. Richard Hutchinson, Ph.D...............                    56   Vice President, New Technologies
Chaitan Khosla, Ph.D......................                    35   Director
Jean Deleage, Ph.D........................                    60   Director
Raymond Whitaker, Ph.D....................                    52   Director
Peter Davis, Ph.D.........................                    56   Director
Christopher Walsh, Ph.D...................                    56   Director

------------------------

    DANIEL V. SANTI, M.D., PH.D., is one of our co-founders, and has served as Chairman of the Board of Directors since our inception. In November 1998, Dr. Santi was appointed as our Chief Executive Officer. He is on leave of absence from his position as Professor of Biochemistry and Biophysics, and of Pharmaceutical Chemistry at University of California, San Francisco. Dr. Santi was one of the original members of the Scientific Advisory Boards of Chiron Corporation and Mitotix, Inc., and has served as a consultant to several large pharmaceutical companies. In 1988, Dr. Santi founded and served as Chairman of the Board of Directors of the biotechnology firm Protos, a subsidiary of Chiron Corporation, which was merged with Chiron in 1992. Dr. Santi was also founder and Chairman of Parnassus Pharmaceuticals. Dr. Santi has published over 275 scientific papers and is inventor on many patents in combinatorial chemistry and other areas. Dr. Santi received a Ph.D. in medicinal chemistry from the State University of New York, his M.D. from the University of California, San Francisco, and his B.S. in pharmacy from the State University of New York.

    MICHAEL S. OSTRACH has served as our Chief Operating Officer since
October 1998. Prior to joining Kosan as Vice President, Corporate Development in October 1997, Mr. Ostrach worked as an independent consultant for biotechnology companies from October 1996 to October 1997. Mr. Ostrach was Executive Vice President and Chief Operating Officer of Neurobiological Technologies, Inc., a publicly-held biotechnology company from 1994 to 1996. From 1981 to 1991, he was a Senior Vice President at Cetus Corporation. In 1991, Cetus Corporation merged into Chiron Corporation and during 1992 Mr. Ostrach was a Vice President of Chiron Corporation and a founder and the President of Chiron Technologies, a Chiron business unit. Mr. Ostrach received his B.A. from Brown University and his J.D. from Stanford Law School.

    BRIAN W. METCALF, PH.D. has served as our Senior Vice President and Chief Scientific Officer since March 2000. From 1983 to 2000, Dr. Metcalf held a number of executive management positions with SmithKline Beecham, most recently as Senior Vice President, Discovery Chemistry & Platform Technologies worldwide. Prior to joining SmithKline Beecham, Dr. Metcalf held positions with Merrell

Research Center from 1973-1983. Dr. Metcalf is a director of Argonaut Technologies, Inc. Dr. Metcalf received his B.S. and Ph.D. in organic chemistry from the University of Western Australia.

    ROBERT G. JOHNSON, JR., M.D., PH.D. has served as our Vice President, Medical Affairs and Corporate Development since September 2000. From 1998 to September 2000, Dr. Johnson was employed by Chiron Corporation, a biotechnology company, serving as Vice President, Pharmacology and Preclinical Affairs through 1999 and most recently as Vice President, Corporate Development. From 1991 to 1998, Dr. Johnson was Director of Pharmacology at Merck & Co., Inc., a pharmaceutical company. In addition, Dr. Johnson was a member of the faculty at the University of Pennsylvania from 1987 to 1991 and at Harvard Medical School from 1985 to 1987. Dr. Johnson received his B.A. and Ph.D in biophysics and his M.D. from the University of Pennsylvania.

    SUSAN M. KANAYA has served as our Vice President, Finance and Chief Financial Officer since November 1999. Prior to joining Kosan, Ms. Kanaya was most recently Vice President, Finance and Treasurer at SUGEN, Inc., a publicly-held biotechnology company that was recently acquired by Pharmacia & Upjohn, Inc. Since joining SUGEN in 1994, Ms. Kanaya held various positions in finance. Before joining SUGEN, Ms. Kanaya was the Controller at 50/50 Micro Electronics, Inc. and at Power Up Software Corporation. Ms. Kanaya received her B.S. in business administration from the University of California, Berkeley.

    KEVIN KASTER has served as our Vice President, Intellectual Property since August 1998. Prior to joining Kosan, he was Vice President, Intellectual Property at Geron Corporation. Prior to joining Geron in 1994, Mr. Kaster managed the patent group at Affymax N.V. between 1991 and 1994. Between 1988 and 1991, he was a Patent Attorney at Cetus Corporation. After receiving a B.S., magna cum laude, in chemistry and molecular biology from Vanderbilt University, Mr. Kaster joined Eli Lilly and Co. as an Associate Biologist, later becoming a patent technician. Mr. Kaster received his J.D. from Indiana University, Indianapolis.

    SUSAN B. DILLON, PH.D., has served as our Vice President, Pharmacological Sciences since May 2000. From 1988 to 2000, Dr. Dillon held a number of management positions with SmithKline Beecham, most recently as Director, Molecular Virology and Host Defense. Dr. Dillon received her B.S. in Medical Technology from State University of New York at Buffalo, her M.S. in Medical Technology from Temple University School of Medicine and her Ph.D. in Microbiology and Immunology from Thomas Jefferson University.

    C. RICHARD HUTCHINSON, PH.D. has served as our Vice President, New Technologies since March 2000. From 1971 to 2000, Dr. Hutchinson served on the faculty of the University of Wisconsin-Madison, most recently as Professor of Medicinal Chemistry, School of Pharmacy and Professor of Bacteriology.
Dr. Hutchinson received his B.S. in pharmacy from Ohio State University and his Ph.D. in organic chemistry from the University of Minnesota.

    CHAITAN KHOSLA, PH.D., is one of our co-founders and has served as our director since our inception. Dr. Khosla has been Associate Professor of chemical engineering, chemistry and biochemistry at Stanford University since 1997, and has been a faculty member since 1992. Dr. Khosla is co-chairman of our Scientific Advisory Board. Dr. Khosla is the inventor of the combinatorial biosynthesis technology that we licensed from Stanford University. He is the recipient of several awards, including the 1999 Alan T. Waterman award by the National Science Foundation, the 1999 Eli Lilly Award in biological chemistry, and the 2000 ACS Award in pure science. Dr. Khosla is the author of over 90 publications and is an inventor on numerous patents. Dr. Khosla received his B. Tech. from the Indian Institute of Technology, Bombay, India and his Ph.D. from the California Institute of Technology.

    JEAN DELEAGE, PH.D., has served as our director since April 1996. He is a founder and managing general partner of Alta Partners, a venture capital partnership investing in information technologies and life science companies. From 1979 to 1996, Dr. Deleage was a managing partner of Burr, Egan, Deleage & Co., a venture capital firm. Dr. Deleage was the founder of Sofinnova, a venture capital firm in France, and Sofinnova, Inc., the U.S. subsidiary of Sofinnova. Dr. Deleage is a director of Flamel Technologies, S.A., Aclara
BioSciences, Inc. and several privately held companies. Dr. Deleage received a Baccalaureate in France, a Masters Degree in electrical engineering from the Ecole Superieure d'Electricite, and a Ph.D. in economics from the Sorbonne.

    RAYMOND WHITAKER, MBA, PH.D., has served as our director since April 1998. Dr. Whitaker has been Vice President of S.R. One, Ltd., the venture investment affiliate of SmithKline Beecham, since 1997. From 1992 to 1996, he was Director, Worldwide Business Development, SmithKline Beecham Pharmaceuticals. He has over twenty-five years of international business development experience. His previous appointments include Director, Corporate Development at Recordati SpA, Milan, Italy, and Director, Business Development with Laboratories Delagrange--SESIF in Paris, France. He is a member of the Board of Directors of CPBD, Inc., Electrosols Limited, OnyVax Limited and Xenogen Corporation. Dr. Whitaker received his Ph.D. in biochemistry, his M.B.A. and his B.S. in biochemistry and mathematics from the National University of Ireland, University College Dublin.

    PETER DAVIS, PH.D., has served as our director since April 1998. Dr. Davis has been a member of the Executive Committee of Pulsar International, S.A., an affiliate of A.G. Biotech Capital since 1993. Dr. Davis was a faculty member at the Wharton School of the University of Pennsylvania, where he was Director of the Applied Research Center and Director of Executive Education. He is a Board member of several Pulsar companies including Bionova Holdings Inc. and Seminis, Inc. He is also a Board member of Lutron Electronics, Inc., Instromedix, Inc., C.H. Werfen and Celsa S.A. Dr. Davis received his B.A. in physics from Cambridge University, his Masters Degree in operations research from the London School of Economics and his Ph.D. in operations research from the Wharton School.

    CHRISTOPHER WALSH, PH.D., has served as our director since April 1996.
Dr. Walsh has been the Hamilton Kuhn Professor of biological chemistry and molecular pharmacology at Harvard Medical School since 1991 and formerly was President of the Dana-Farber Cancer Institute and Chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. He is co-chairman of the Kosan Scientific Advisory Board. Dr. Walsh is also a member of the board of directors of Diacrin, Inc. and Versicor Inc. Dr. Walsh received his A.B. in biology from Harvard University and Ph.D. in life sciences from The Rockefeller University, New York.

    In April 1998, Mr. Ostrach consented, without admitting or denying the Securities and Exchange Commission's allegations and conclusions, to the entry of a Commission administrative order requiring future compliance with Rule 102 of the Commission's Regulation M, a regulation which prohibits participants in a public stock offering from purchasing securities for their own account until the public distribution is complete. The administrative order resulted from Mr. Ostrach's purchase of 600 shares of Neurobiological Technologies, Inc., or NTI, common stock during a restricted period preceding a 1996 stock offering by NTI.

SCIENTIFIC ADVISORY BOARD

    The following individuals are members of our Scientific Advisory Board, or
SAB:

    CHAITAN KHOSLA, PH.D., is co-chairman of our SAB and a member of our board of directors.

    CHRISTOPHER WALSH, PH.D., is co-chairman of our SAB and a member of our board of directors.

    HOMER A. BOUSHEY, M.D., is a Professor of Medicine at the University of California, San Francisco. Dr. Boushey is an expert in clinical research on the causes and treatment of asthma and serves as Principal Investigator for UCSF's Asthma Clinical Research Center.

    DAVID CANE, PH.D., is Professor of Chemistry at Brown University. Dr. Cane is an expert in the biosynthesis of natural products, with particular emphasis on macrolide polyketides and terpenes.

    SAMUEL DANISHEFSKY, PH.D., is Professor of Chemistry at Columbia University. Dr. Danishefsky is an expert in synthetic organic chemistry.

    SIR DAVID A. HOPWOOD, PH.D., is Professor and Head of the Genetics Dept. at John Innes Institute, Norwich, U.K. Dr. Hopwood is an expert in Streptomyces genetics, molecular biology and the genetic manipulation of polyketide genes.

    IVAN KOMPIS, PH.D., has an extensive background in natural products chemistry, in particular antibacterial agents. Dr. Kompis recently retired from Hoffmann-La Roche, where he held the position of Deputy Director of the Department of Infectious Diseases since 1987.

    MOHAMMED A. MARAHIEL, PH.D., is Professor of Biochemistry at Philipps University, Marburg, Germany. Dr. Marahiel is an expert in the field of non-ribosomal peptide biosynthesis.

    HARUO SETO, PH.D., is Professor of the Institute of Molecular and Cellular Biosciences, University of Tokyo, Japan. Dr. Seto has an extensive background in the structure, biosynthesis and screening of antibiotics.

    CHI-HUEY WONG, PH.D. is the Ernest W. Hahn Professor of Chemistry at the Scripps Research Institute, La Jolla, California. Dr. Wong's areas of expertise include chemical-enzymatic organic synthesis, mechanism-based inhibition of carbohydrate-mediated biological recognitions, enzyme inhibition and organic and bioorganic reaction mechanisms.

BOARD COMPOSITION

    Dr. Santi is currently the chairman of the board of directors. Immediately following the sale of securities under this registration statement, our board of directors will consist of six directors divided into three classes with each class serving for a term of three years.

    - Drs. Khosla and Whitaker will be the Class A directors whose terms expire at the annual meeting of stockholders to be held in 2001;

    - Drs. Walsh and Davis will be the Class B directors whose terms will expire at the annual meeting of stockholders to be held in 2002; and

    - Drs. Deleage and Santi will be the Class C directors whose terms will expire at the annual meeting of stockholders to be held in 2003.

    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing change in our control or management.

COMMITTEES OF THE BOARD

    COMPENSATION COMMITTEE. The compensation committee, which is composed of Drs. Davis, Deleage and Walsh, reviews and recommends to our board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits to our employees.

    AUDIT COMMITTEE. The audit committee, which is comprised of Drs. Whitaker, Davis and Deleage, reviews our internal accounting procedures and the services provided by our independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees, nor has served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

COMPENSATION OF DIRECTORS

    We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock option plans, and our board continues to have the discretion to grant options to new non-employee directors. On March 14, 2000, we granted an option to purchase 15,000 shares of common stock to director Dr. Christopher Walsh. See "Management--Stock Plans--2000 Non-Employee Director Stock Option Plan" and "Related Party Transactions."

EMPLOYMENT AGREEMENTS

    We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment.

    In September 2000, we entered into an agreement with Robert G. Johnson, Jr., M.D., Ph.D. in connection with his appointment as Vice President, Medical Affairs and Corporate Development. Under the agreement, Dr. Johnson is entitled to receive an annual salary of $230,000, a $50,000 sign-on bonus and an option to purchase 192,000 shares of our common stock at fair value. In addition, Dr. Johnson is entitled to a housing loan of $150,000 which will be secured by a deed of trust on Dr. Johnson's residence, 50% of which will be forgiven on the third anniversary date of his employment and the remainder of which will be forgiven on the fourth anniversary date. Dr. Johnson is also entitled to monthly mortgage assistance of $1,000 during the first three years of employment. Either we or Dr. Johnson may terminate his employment at any time for any reason. If we terminate Dr. Johnson without cause, he will receive six months of salary continuation and six additional months of vesting of his stock options will be accelerated.

    In March 2000, we entered into an agreement with Brian Metcalf, Ph.D. in connection with his appointment as Senior Vice President and Chief Scientific Officer. Under the agreement, Dr. Metcalf is entitled to receive an annual salary of $280,000, a $100,000 sign-on bonus and an option to purchase 300,000 shares of our common stock at fair value. The option was subsequently granted with an exercise price of $1.00 per share. In addition, Dr. Metcalf is entitled to a housing loan up to $400,000, which will be secured by a deed of trust on Dr. Metcalf's principal residence, and five years of monthly mortgage assistance to support up to a $400,000 mortgage. Either we or Dr. Metcalf may terminate his employment at any time for any reason. If we terminate Dr. Metcalf without cause during his first three years of employment, he will receive twelve months of salary continuation. Further, if such termination occurred after one year from his date of hire, six additional months of vesting of his stock options will be accelerated.

    In October 1999, we entered into an agreement with Susan M. Kanaya in connection with her appointment as Vice President, Finance and Chief Financial Officer. Under the agreement, Ms. Kanaya is entitled to receive an annual salary of $172,500, a $20,000 sign-on bonus and an option to purchase 150,000 shares of our common stock at fair value. The option was subsequently granted with an exercise price of $0.33 per share. In addition, Ms. Kanaya is entitled to a $50,000 loan to replace an existing loan arrangement with her former employer, which is forgiven on the third anniversary date of her employment with us. Either we or Ms. Kanaya may terminate her employment at any time for any reason. If we terminate Ms. Kanaya's employment without cause during the first two years of employment, she will receive six months of salary continuation and an additional six months of vesting on her stock options. If such termination occurs following a change in control, the period of salary continuation will be twelve months.

    In November 1998, we entered into an agreement with Daniel V. Santi, M.D., Ph.D. in connection with his appointment as our Chief Executive Officer. Under the agreement, Dr. Santi is entitled to receive an annual base salary of $250,000, adjusted annually by a minimum of a percentage change equal to the annual percentage change in the Consumer Price Index, and an option to purchase 750,000 shares of our common stock at $0.33 per share. The option was subsequently granted with an exercise price of $0.37 per share, 110% of fair value, because of a provision in our 1996 stock option plan. Either we or Dr. Santi may terminate his employment at any time for any reason. If we terminate Dr. Santi without cause, he will receive a lump sum severance payment in the amount equal to eighteen months of his then current base salary, and eighteen months accelerated vesting of the shares subject to the stock option.

    In July 1998, we entered into an agreement with Kevin Kaster in connection with his appointment as Vice President, Intellectual Property. Under the agreement, Mr. Kaster is entitled to receive an annual base salary of $180,000 and an option to purchase 180,000 shares of our common stock at fair value. The option was subsequently granted with an exercise price of $0.33 per share. Either we or Mr. Kaster may terminate his employment at any time for any reason. If we terminate Mr. Kaster without cause during the first three and one-half years of employment, he will receive an amount equal to six months of his then current base salary and will accelerate the vesting of the lesser of (a) six months of his original stock option grant and (b) the remainder of his original stock option grant.

    Drs. Santi, Khosla, Metcalf and Johnson, Messrs. Ostrach and Kaster and Ms. Kanaya each have stock option or stock purchase agreements which contain acceleration clauses providing for 100% vesting of the unvested shares in the event of a change in control.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation that we paid during 1999 to our Chief Executive Officer and to our four other most highly compensated executive officers who received salary and bonus compensation of more than $100,000 during 1999 on an annualized basis. All option grants were made under our 1996 stock option plan.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       ------------
                                                                                        NUMBER OF
                                                      ANNUAL COMPENSATION               SECURITIES
                                                      -------------------               UNDERLYING
NAME AND PRINCIPAL POSITION                            SALARY     BONUS      OTHER       OPTIONS
---------------------------                           --------   --------   --------   ------------
Daniel V. Santi ....................................  $250,812        --         --            --
  Chairman and Chief Executive Officer
Michael S. Ostrach .................................   191,667        --         --            --
  Chief Operating Officer
Susan M. Kanaya(1) .................................    26,870   $20,000         --       150,000
  Vice President, Finance and Chief Financial
  Officer
Kevin Kaster .......................................   190,559        --         --        37,500
  Vice President, Intellectual Property
Daniel Chu(2) ......................................   172,560        --    $46,800            --
  Former Vice President, Research

------------------------

(1) Ms. Kanaya joined Kosan in November 1999. Her annual salary is $190,000.

(2) Dr. Chu resigned as Vice President, Research, effective November 30, 1999. His other compensation represents a separation payment.

OPTION GRANTS

    The following table sets forth summary information regarding the option grants made to our Chief Executive Officer and four of our other executive officers whose salary and bonus was in excess of $100,000 on an annualized basis during 1999. Options granted to purchase shares of our common stock under our 1996 stock option plan are generally immediately exercisable by the optionee but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. In the event that a purchaser ceases to provide service to us, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. The purchase price per share is equal to the deemed fair value of our common stock on the date of grant as determined by our board of directors. The percentage of total options was calculated based on options to purchase an aggregate of 464,100 shares of common stock granted under our 1996 stock option plan in 1999. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date based on the fair value of the common stock on the date of grant. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of our future stock price. For our employees and officers, 25% of the option grant generally vests on the one-year anniversary of employment, and the remainder vest in a series of equal monthly installments beginning on the one-year anniversary of employment and continuing over the next three years of service. See "Management--Stock Plans" for a description of the material terms of these options.

                             OPTION GRANTS IN 1999

                                               PERCENTAGE OF                                  POTENTIAL REALIZABLE
                                  NUMBER OF        TOTAL                                    VALUE AT ASSUMED ANNUAL
                                  SECURITIES      OPTIONS                                 RATES OF STOCK APPRECIATION
                                  UNDERLYING    GRANTED TO      EXERCISE                        FOR OPTION TERM
                                   OPTIONS     EMPLOYEES IN       PRICE      EXPIRATION   ----------------------------
NAME                               GRANTED      FISCAL YEAR    (PER SHARE)      DATE           5%             10%
----                              ----------   -------------   -----------   ----------   ------------   -------------
Daniel V. Santi.................        --          --               --             --       $    --        $     --
Michael S. Ostrach(1)...........        --          --               --             --            --              --
Susan M. Kanaya(2)..............   150,000          32%           $0.33       11/04/09        81,363         129,557
Kevin Kaster(3).................    37,500           8%            0.33       08/06/09        19,372          32,389
Daniel Chu......................        --          --               --             --            --              --

------------------------

(1) In February 2000, we granted Mr. Ostrach an option to purchase 75,000 shares of common stock at an exercise price of $0.42 per share, which was equal to the fair value of the common stock on the date of grant as determined by the board of directors. These options vest over a four-year period from the date of grant.

(2) In March 2000, we granted Ms. Kanaya an option to purchase 15,000 shares of common stock at an exercise price of $1.00 per share, which was equal to the fair value of the common stock on the date of grant. These options vest over a four-year period from the date of grant.

(3) In February 2000, we granted Mr. Kaster an option to purchase 37,500 shares of common stock at an exercise price of $0.42 per share, which was equal to the fair value of the common stock on the date of grant as determined by the board of directors. These options vest over a four-year period from the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our Chief Executive Officer and four of our other most highly compensated executive officers with annualized base salaries in excess of $100,000 as of December 31, 1999. Options granted to purchase shares of our common stock under our 1996 stock option plan are generally immediately exercisable by optionees but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. The repurchase option generally lapses over a four-year period with 25% lapsing after the first year and the remainder in equal monthly installments thereafter over a three-year period. In the event that a purchaser ceases to provide service to us, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. Amounts shown in the value realized column were calculated based on the difference between the option exercise price and the fair value of the common stock on the date of exercise, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares of common stock underlying the option.

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                      OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                    SHARES                         DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                                   ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                              ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
Daniel V. Santi.................          --            --           --              --             --             --
Michael S. Ostrach..............          --            --      330,000              --     $4,875,750             --
Susan M. Kanaya.................          --            --      150,000              --      2,200,000             --
Kevin Kaster....................          --            --      217,500              --      3,190,000             --
Daniel Chu......................          --            --           --              --             --             --

------------------------

(1) Based on an assumed initial public offering price of $15.00 per share, minus the per-share exercise price, multiplied by the number of shares issued upon exercise of the option.

(2) The value of unexercised in-the-money options is calculated based on the difference between an assumed initial public offering price of $15.00 per share and the exercise price for these shares, multiplied by the number of shares underlying the option.

STOCK PLANS

1996 STOCK OPTION PLAN

    Our 1996 stock option plan was adopted by our board of directors in June 1996 and approved by the stockholders in June 1996. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. The board of directors approved amendments to the stock option plan to increase the number of shares reserved under the stock option plan in October 1998, October 1999 and March 2000. The stockholders approved these amendments in October, 1998, November, 1999 and March 2000, respectively. As of June 30, 2000, 5,100,000 shares of common stock were reserved for issuance under this plan. Of these shares, 2,197,893 shares were issued upon exercise of stock options, 1,141,800 shares were subject to outstanding options and 1,760,307 shares were available for future grant.

    Our board of directors or a committee appointed by the board administers the stock option plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting of the options. The exercise price of nonstatutory options must generally be at least 85% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the date of the grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed ten years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

    A participant may not transfer rights granted under our stock option plan other than by will, the laws of descent and distribution or as otherwise provided under the stock option plan.

    Options granted under our stock option plan are immediately exercisable. Unvested shares are subject to our right of repurchase in the event the employee, director or consultant ceases his or her employment with us. Our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the stock option plan if the amendment, modification or termination would impair the rights of optionees. Our stock option plan will terminate in 2006 unless terminated earlier by the board of directors.

2000 EMPLOYEE STOCK PURCHASE PLAN


    Our 2000 employee stock purchase plan was adopted by our board of directors in March 2000, and approved by our stockholders in August 2000, but will not become effective until the closing of this offering. A total of 300,000 shares of our common stock has been reserved for issuance under the 2000 employee stock purchase plan.


    The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains a 6 month offering period. The offering period generally starts on the first trading day on or after October 1 and April 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before March 31.

    Employees are eligible to participate if they are employed by us for at least 20 hours per week and more than five months in any calendar year. However, employees may not be granted an option to purchase stock under the 2000 employee stock purchase plan if they either:

    - immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

    - hold rights to purchase stock under our employee stock purchase plans which accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

    The 2000 employee stock purchase plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base gross earnings but exclusive of incentive compensation and bonuses. The maximum number of shares a participant may purchase during a single purchase period is 15,000 shares.

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 employee stock purchase plan is generally 85% of the lower of the fair market value of the common stock either:

    - at the beginning of the offering period; or

    - at the end of the purchase period.

    In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    Rights granted under the 2000 employee stock purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2000 employee stock purchase plan. The 2000 employee stock purchase plan provides that, in the event we merge with or into another corporation or there is a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

    The 2000 employee stock purchase plan will terminate in 2010. Our board of directors has the authority to amend or terminate the 2000 employee stock purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 employee stock purchase plan.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


    Non-employee directors are entitled to participate in our 2000 non-employee director stock option plan, or the director option plan. The director option plan was adopted by our board of directors in March 2000 and approved by our stockholders in August 2000, but will not become effective until the closing of this offering. The director option plan has a term of ten years, unless terminated sooner by our board of directors. A total of 300,000 shares of our common stock have been reserved for issuance under the director option plan.


    The director option plan generally provides for an automatic initial grant of an option to purchase 7,500 shares of our common stock to each non-employee director on the date which the later of the following events occur:

    - the effective date of the director option plan; or

    - the date when a person first becomes a non-employee director.

    After the initial grant, a non-employee director will automatically be granted subsequent options to purchase 3,750 shares of our common stock each year on the date of our annual stockholder's meeting, if on such date he or she has served on our board of directors for at least six months. Each initial option grant and each subsequent option grant shall have a term of 10 years. Each initial option grant will vest as to 25% of the shares subject to the option on each anniversary of its date of grant and each subsequent option grant will vest as to 100% of the shares subject to the option on each anniversary of its date of grant. The exercise price of all options will be 100% of the fair market value per share of our common stock on the date of grant.

    The director option plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option will become fully vested and exercisable for a period of thirty days from the date our board of directors notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the director option plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the director option plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION MATTERS

    Our certificate of incorporation and bylaws limit the liability of our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. However, we will indemnify a person in connection with a proceeding initiated by such person only if such proceeding was authorized by our board. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for

    - breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    We believe that indemnification under our bylaws and certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws permit indemnification.

    We have entered and intend to continue to enter into agreements to indemnify our directors, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right arising out of such person's services as one of our directors or such person's services to any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. See "Related Party Transactions."

    There is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

SALES OF SECURITIES

    From January 1997 through March 2000, we issued the following securities in private placement transactions:

    - 571,429 shares of our Series A convertible preferred stock in January 1997 at a per share purchase price of $4.20 for aggregate proceeds of approximately $2.4 million, convertible into 1,714,287 shares of common stock upon the closing of this offering.

    - 1,818,182 shares of our Series B convertible preferred stock in April 1998 at a per share purchase price of $8.25 for aggregate proceeds of approximately $15.0 million, convertible into 5,454,546 shares of common stock upon the closing of this offering.

    - 804,196 shares of our Series C convertible preferred stock in March 2000 at a per share purchase price of $31.00 for aggregate proceeds of approximately $24.9 million, convertible into 2,412,588 shares of common stock upon the closing of this offering.

    Our certificate of incorporation provides that our Series A and B convertible preferred stock will automatically convert into common stock in the event this offering results in proceeds to us of at least $15.0 million and the offering price per share is at least $7.00. Our Series C convertible preferred stock will automatically convert into common stock in the event this offering results in proceeds to us of at least $25.0 million and the offering price per share is at least $11.00.

    The following executive officers, directors and holders of more than five percent of our voting securities purchased securities in the amounts as of the dates shown below.


                                              SHARES OF CONVERTIBLE PREFERRED STOCK
                              COMMON         ---------------------------------------
                               STOCK          SERIES A      SERIES B      SERIES C
                         -----------------   -----------   -----------   -----------
DIRECTORS AND EXECUTIVE
  OFFICERS
Daniel V. Santi, M.D.,
  Ph.D.(1).............          2,899,494      229,761        24,244            --
Chaitan Khosla,
  Ph.D.(2).............          1,763,571        7,143            --            --
Michael S. Ostrach.....            330,000           --            --            --
Susan Kanaya...........            165,000           --            --            --
Kevin Kaster...........            217,500           --            --            --

5% STOCKHOLDERS
AG Biotech Capital
  LLC(3)...............                 --           --       484,848        16,129
Alta California
  Partners, L.P.(4)....            156,789      462,968       237,009        23,654
Alta Embarcadero
  Partners, LLC(4).....              4,656       13,224         5,415           540
Franklin Biotechnology
  Discovery Fund(5)....                 --           --            --       387,097
Lombard Odier &
  Cie(6)...............                 --           --       363,636        58,065
S.R. One, Limited(7)...                 --           --       303,030        16,129

Price per share........   $0.0003 to $1.00   $     4.20    $     8.25    $    31.00
Date(s) of Issuance....  Jan 1995 - Apr 00       Jan 97        Apr 98        Mar 00


------------------------

(1) Dr. Santi received 229,761 shares of Series A convertible preferred stock in exchange for the surrender of certain shares previously held by him. See note 9 of our financial statements. All
    shares of convertible preferred stock owned by Dr. Santi will convert into 762,015 shares of common stock upon the closing of this offering.

(2) Dr. Khosla received 7,143 shares of Series A convertible preferred stock in exchange for his surrender of certain shares previously held by him. See
    Note 9 of our financial statements. All shares of convertible preferred stock owned by Dr. Khosla will convert into 21,429 shares of common stock upon the closing of this offering.

(3) Peter Davis, one of our directors, is a member of the Executive Committee of Pulsar International, S.A., an affiliate of AG Biotech Capital LLC. All shares of convertible preferred stock owned by AG Biotech Capital LLC will convert into 1,502,931 shares of common stock upon the closing of this offering.

(4) Jean Deleage, one of our directors, is a general partner of Alta Partners, an affiliate of Alta California Partners and Alta Embarcadero Partners. All shares of convertible preferred stock owned by Alta California Partners, L.P. and Alta Embarcadero Partners, LLC will convert into 2,228,430 shares of common stock upon the closing of this offering.

(5) All shares of convertible preferred stock owned by Franklin Biotechnology Discovery Fund will convert into 1,161,291 shares of common stock upon the closing of this offering.

(6) All shares of convertible preferred stock owned by Lombard Odier & Cie will convert into 1,265,103 shares of common stock upon the closing of this offering.

(7) Raymond Whitaker, one of our directors, is Vice President of S.R. One, Limited, the venture investment affiliate of SmithKline Beecham. All shares of convertible preferred stock owned by S.R. One, Limited will convert into 957,477 shares of common stock upon the closing of this offering.

OTHER TRANSACTIONS

    PROMISSORY NOTES. Stock options granted under our 1996 Stock Option Plan are immediately exercisable as to both vested and unvested shares, with unvested shares being subject to a right of repurchase in our favor in the event of termination of employment or consultancy prior to vesting of all shares. These individuals pay the exercise price for their outstanding options pursuant to full recourse promissory notes secured in part by the common stock underlying the options. The notes bear interest at the Applicable Mid Term Federal Rate at the time of exercise. Principal and interest is due on the earlier of the employee's or consultant's termination date or three years after the date of the promissory note. As of June 30, 2000, the original and outstanding principal amounts of each promissory note by a director or executive officer are set forth below.

                                                  ORIGINAL AND
                                                  OUTSTANDING    INTEREST   ACCRUED
DIRECTOR OR EXECUTIVE OFFICER    ISSUANCE DATE    NOTE AMOUNT      RATE     INTEREST
-----------------------------    --------------   ------------   --------   --------
Daniel V. Santi................   December 1998     $275,000       4.47%    $18,854
Michael S. Ostrach.............   February 2000       74,250       6.46%      1,719
Susan M. Kanaya................   February 2000       50,000       6.46%      1,157
Susan M. Kanaya................      April 2000       15,000       6.60%        179
Kevin Kaster...................   February 2000       72,500       6.46%      1,678
Chaitan Khosla.................  September 1999       71,500       5.89%      3,252

    EXECUTIVE OFFICER LOANS. In connection with Dr. Brian Metcalf's relocation to California, we loaned Dr. Metcalf $400,000 in May 2000 and received a full recourse promissory note, which bears interest at 6.3% per year, and is secured by a deed of trust on Dr. Metcalf's principal residence. Principal and accrued interest is payable in full on the earlier of May 30, 2005 or the date on which Dr. Metcalf voluntarily terminates his employment with us.

    In accordance with the terms of our employment agreement with Susan M. Kanaya, we loaned Ms. Kanaya $52,900 in March 2000 and received a full recourse promissory note, which bears interest at 6.35% per year, and is secured by a deed of trust on Ms. Kanaya's principal residence. Such loan and accrued interest is forgivable on November 4, 2002. In the event Ms. Kanaya voluntarily terminates her employment with us prior to November 4, 2002, principal and accrued interest is payable in full.

    CONSULTING AGREEMENTS. In December 1998, we entered into an amended and restated consulting agreement with our co-founder and director, Dr. Chaitan Khosla. Under the terms of this agreement, Dr. Khosla is entitled to receive consulting fees of not less than $100,000 per year and was granted an option to purchase 195,000 shares of our common stock at an exercise price of $0.37 per share which vest over a four year period. Total consulting fees paid to Dr. Khosla totaled $104,279 in 1999, $126,171 in 1998 and $61,846 in 1997.
Either Kosan or Dr. Khosla may terminate his consultancy at any time for any reason. If we terminate Dr. Khosla without cause or as a result of a change in control, he will receive the greater of (i) any compensation payable during the extended term of his consulting agreement or (ii) an amount equal to two times his then-current annual compensation. Further, all of Dr. Khosla's stock options and other similar equity rights will immediately vest in full.

    In December 1995, we entered into a consulting agreement with our director, Dr. Christopher Walsh. Under the terms of this agreement, Dr. Walsh is entitled to receive $1,000 per day for consultations and entered into a restricted stock purchase agreement which provided for the purchase of 60,000 shares of common stock at a purchase price of $0.0007 per share, which vest over five years. In March 2000, we granted Dr. Walsh an additional option to purchase 15,000 shares of common stock at a purchase price of $1.00 per share, which vest over a four-year period. Total consulting fees paid to Dr. Walsh totaled $4,000 in 1999, $2,000 in 1998 and $4,000 in 1997.

    INDEMNIFICATION AGREEMENTS. We have entered into indemnification agreements with Drs. Davis, Deleage, Khosla, Santi, Walsh and Whitaker, Mr. Ostrach,
Ms. Kanaya and Mr. Kaster. We intend to enter into indemnification agreements with all of our directors and officers for the indemnification of those persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

    STOCK OPTIONS. Stock option grants to our executive officers and directors are described in this prospectus under the captions "Management--Compensation of Directors," "--Executive Compensation" and "--Option Grants."

    EVALUATION AGREEMENT Effective in March 1998, we entered into a 14-month evaluation agreement with Savia Corporation and DNA Plant Technologies. The evaluation program was for the development of intellectual property and technology for use in the field of production of polyketides in plants. We received revenue of approximately $90,000 upon signing the agreement for work performed to that date. The agreement was terminated effective December 31, 1999. Under the terms of the termination agreement we received approximately $160,000 for development services performed through December 31, 1999.
Dr. Davis, one of our board members, is also a board member of the company that controls DNA Plant Technologies.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock as of August 31, 2000, as adjusted to reflect the sale of common stock in this offering. Information is given for:

    - each stockholder who is known by us to beneficially own more than five percent of our common stock;

    - each of our directors and executive officers; and

    - all of our directors and officers as a group.

    Percentage of ownership in the following table is calculated based on 19,006,026 shares of our common stock and convertible preferred stock on an as-converted basis outstanding as of August 31, 2000 and 24,006,026 shares of common stock outstanding after completion of this offering.

    Beneficiary ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person are deemed outstanding. Those shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

                                                             AMOUNT OF SHARES BENEFICIALLY OWNED
                                                                    AS OF AUGUST 31, 2000
                                                          -----------------------------------------
                                                                                PERCENTAGE OF TOTAL
                                                                                OUTSTANDING SHARES
                                                                                BENEFICIALLY OWNED
                                                                                -------------------
                                                           NUMBER OF SHARES      BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIALLY OWNED    OFFERING   OFFERING
------------------------------------                      -------------------   --------   --------
Daniel V. Santi, M.D., Ph.D.(1).........................       3,645,009          19.2%      15.2%
Jean Deleage, Ph.D. (2).................................       2,389,875          12.6%      10.0%
  Alta Partners
  One Embarcadero Center, Suite 4050
  San Francisco, CA 94111
Peter Davis, Ph.D. (3)..................................       1,502,931           7.9%       6.3%
  AG Biotech Capital, LLC
  c/o Viridian Management, LLC
  686 N. DuPont Boulevard #220
  Milford, DE 19963
Lombard Odier & Cie (4).................................       1,265,103           6.7%       5.3%
  Sihlstrasse 20
  8021 Zurich, Switzerland
Kurt von Emster (5).....................................       1,161,291           6.1%       4.8%
  Franklin Biotechnology Discovery Fund
  777 Mariners Island Boulevard
  San Mateo, CA 94404
Raymond Whitaker, Ph.D. (6).............................         957,477           5.0%       4.0%
  S.R. One, Limited
  Four Tower Bridge
  West Conshohoken, PA 19428
Chaitan Khosla, Ph.D. (7)...............................       1,785,000           9.4%       7.4%
Christopher Walsh, Ph.D. (8)............................          79,500             *          *
Michael S. Ostrach (9)..................................         405,000           2.1%       1.7%
Brian W. Metcalf, Ph.D. (10)............................         300,000           1.6%       1.2%
Susan M. Kanaya (11)....................................         165,000             *          *
Kevin Kaster (12).......................................         255,000           1.3%       1.1%
Daniel Chu (13).........................................          67,500             *          *
All current directors and executive officers as a group
  (10 persons)(14)......................................      11,484,793          59.1%      47.0%

------------------------

*   Less than one percent (1%)

 (1) Includes 390,624 shares that are subject to our right of repurchase as of August 31, 2000 if Dr. Santi is no longer an employee, director or consultant with us. Dr. Santi is located at 3832 Bay Center Place, Hayward, CA 94545.


 (2) Consists of 2,389,875 shares beneficially owned by Alta Partners including 2,327,682 shares held directly by Alta California Partners, L.P. and 62,193 shares held directly by Alta Embarcadero Partners, LLC. Dr. Deleage, one of our directors, is the managing general partner of Alta Partners and disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.


 (3) Consists of 1,502,931 shares held directly by AG Biotech Capital LLC.
     Dr. Davis, one of our directors, is a member of the Executive Committee of Pulsar International, S.A., an affiliate of

     AG Biotech Capital. Dr. Davis disclaims beneficial ownership of the shares held by AG Biotech Capital except to the extent of his proportionate pecuniary interest therein.

 (4) Lombard Odier & Cie is a private Swiss banking institution. The shares consist of shares held by Lombard Odier for the benefit of certain Swiss publicly traded mutual funds and private and institutional clients over which Lombard Odier has sole voting and dispositive power through its asset managers. No single person exercises voting and dispositive control over the shares held by Lombard Odier.

 (5) Kurt von Emster is Vice President, Franklin Advisors and Portfolio Manager/Analyst for Franklin Templeton Group and is deemed to share investment power with respect to the 1,161,291 shares held directly by Franklin Biotechnology Discovery Fund. Mr. von Emster disclaims beneficial ownership of such shares.

 (6) Consists of 957,477 shares held directly by S.R. One, Limited.
     Dr. Whitaker, one of our directors, is Vice President of S.R. One, Limited, the venture investment affiliate of SmithKline Beecham. Dr. Whitaker disclaims beneficial ownership of the shares held by S.R. One, Limited except to the extent of his proportionate pecuniary interest therein.

 (7) Includes 113,748 shares that are subject to our right of repurchase as of August 31, 2000 if Dr. Khosla is no longer an employee, director or consultant with us. Dr. Khosla is located at 3832 Bay Center Place, Hayward, CA 94545.

 (8) Includes the following:

        (i) 3,999 shares that are subject to our right of repurchase as of August 31, 2000; and

        (ii) 19,500 shares that are subject to option as of August 31, 2000, of which 13,437 would be subject to our right of repurchase in the event of exercise if Dr. Walsh is no longer an employee, director or consultant with us.

 (9) Includes the following.

        (i) 124,374 shares that are subject to our right of repurchase as of August 31, 2000; and

        (ii) 75,000 shares that are subject to option as of August 31, 2000, of which 65,625 would be subject to our right of repurchase in the event of exercise if Mr. Ostrach is no longer an employee, director or consultant with us.

 (10) Consists of 300,000 shares that are subject to option as of August 31, 2000, all of which would be subject to our right of repurchase in the event of exercise if Dr. Metcalf is no longer an employee, director or consultant with us.

 (11) Consists of 165,000 shares that are subject to our right of repurchase as of August 31, 2000.

 (12) Includes the following:

        (i) 118,125 shares that are subject to our right of repurchase as of August 31, 2000; and

        (ii) 37,500 shares that are subject to option as of August 31, 2000, of which 32,811 would be subject to our right of repurchase in the event of exercise if Mr. Kaster is no longer an employee, director or consultant with us.

 (13) Dr. Chu resigned as Vice President, Research, effective November 30, 1999.

 (14) Includes shares included pursuant to notes (1) through (3) and (6) through
      (12) above.

                          DESCRIPTION OF CAPITAL STOCK

    Our certificate of incorporation, the filing of which will occur at the closing of this offering, authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of June 30, 2000, after giving effect to the conversion of all of our preferred stock into common stock, 18,844,539 shares of common stock were outstanding. As of June 30, 2000, we had 100 stockholders.

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of convertible preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of convertible preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

PREFERRED STOCK

    Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of convertible preferred stock, $0.001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any convertible preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Pursuant to the Third Amended and Restated Registration Rights Agreement entered into between us and holders of 13,226,481 shares of common stock and holders of shares of common stock issuable upon conversion of our Series A, Series B and Series C convertible preferred stock, we are obligated, under limited circumstances and subject to specified conditions and limitations, to use our reasonable best efforts to register the registrable shares.

    We must use our reasonable best efforts to register shares subject to such registration rights if we:

    - receive written notice from holders of 50% or more of the registrable shares requesting that we effect a registration with respect to at least 20% of the registrable shares then held by the holders requesting registration;

    - decide to register our own securities; or

    - both receive written notice from any holder or holders of the registrable shares requesting that we effect a registration on Form S-3 (a shortened form of registration statement) with respect to the registrable shares, and are then eligible to use Form S-3 (which at the earliest could occur 12 calendar months after the closing of this offering).

    However, in addition to certain other conditions and limitations, if we are proposing to issue registered shares and the underwriters request to decrease the number of shares registered, we can limit the number of registrable shares included in the registration statement. The underwriters have requested that no registrable shares be registered in this offering. In addition, the holders of these registration rights have entered into lockup agreements and waived their registration rights until 180 days following the completion of this offering.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

    Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions will create a classified board of directors, will allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors, eliminate cumulative voting in the election of directors and eliminate shareholder action by written consent. In addition, our bylaws will provide that special meetings of the stockholders may be called only by the Chairman of the Board, the President, or board of directors and that the authorized number of directors may be changed only by resolution of the board of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in our control.

    In addition, we will be subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless any of the following conditions are met. First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Third, the law does not apply if at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since certain shares will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have 23,844,539 outstanding shares of common stock, assuming no exercise of the over-allotment option and no exercises of outstanding options after June 30, 2000. Of these shares, all of the shares sold in the public offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 18,844,539 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

    - unless held by affiliates, the 5,000,000 shares sold in the public offering will be freely tradable upon completion of the offering;

    - 16,449,285 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus; and

    - 213,403 shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS

    We, our directors, officers, employees and other stockholders, who together hold 98.8 percent of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by Lehman Brothers Inc.

RULE 144

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding, which will equal approximately 238,445 shares immediately after this offering; and

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 13,226,481 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

STOCK OPTIONS

    Ninety days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933, subject to the expiration of lock-up agreements. As of June 30, 2000, options to purchase a total of 1,141,800 shares of our common stock were outstanding, 106,950 of which were vested.

    Upon the closing of this offering, we intend to file a registration statement to register for resale the 3,502,107 shares of common stock reserved for issuance under our 1996 stock option plan, our 2000 employee stock purchase plan and our 2000 non-employee director stock option plan. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under these plans will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some options, the expiration of lock-up agreements.

                                  UNDERWRITING

    Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., CIBC World Markets Corp., SG Cowen Securities Corporation and Fidelity Capital Markets, a division of National Financial Services LLC, are acting as representatives, have severally agreed to purchase from us the respective number of shares of common stock opposite their names below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Lehman Brothers Inc.  ......................................
CIBC World Markets Corp.  ..................................
SG Cowen Securities Corporation.............................
Fidelity Capital Markets, a division of National Financial
  Services LLC..............................................
                                                                   -----
  Total.....................................................
                                                                   =====

    The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those covered by the over-the-allotment option described below. Lehman Brothers Inc., on behalf of the underwriters, expects to deliver the
shares on or about       , 2000.

    We have granted the underwriters a 30 day option after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to 750,000 shares at the public offering price less underwriting discounts and commissions. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

    The representatives of the underwriters have advised us that the underwriters propose to offer shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at this public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $ per share to other dealers. After the completion of the offering, the representatives may change the public offering price and other selling terms.

    The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option to purchase 750,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to the Company for the shares.

                                                          PAID BY US
                                         ---------------------------------------------
                                            NO EXERCISE OF         FULL EXERCISE OF
                                         OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                         ---------------------   ---------------------
Per Share..............................            $                       $
Total..................................            $                       $

    We estimate that the total expense of this offering, excluding the underwriting discounts and commissions, will be approximately $1,250,000.

    We have applied for quotation of our common stock on the NASDAQ National Market under the symbol "KOSN."

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The factors that the representatives will consider in determining the public offering price include:

    - the history and prospects for the industry in which we compete;

    - the ability of our management and our business potential and earning prospects;

    - the prevailing securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

    The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

    We, our directors, officers, employees and other stockholders holding 98.8 percent of our securities have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 180 days from the date of the prospectus without the prior written consent of Lehman Brothers Inc., except that we may issue and grant options to purchase shares of common stock under our option plans and pursuant to collaborative relationships that we establish or acquisitions of assets, products or technologies from others. See "Shares Eligible for Future Sale."

    At our request, Lehman Brothers Inc. has reserved up to 250,000 shares of the common stock offered by this prospectus for sale pursuant to a directed share program to our employees, directors and friends at the initial public offering price on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

    Lehman Brothers Inc., CIBC World Markets Corp. and SG Cowen Securities Corporation intend to distribute and deliver this prospectus only by hand or mail and intend to use only printed prospectuses. Fidelity Capital Markets, a division of National Financial Services LLC, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

    Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the county of purchase, in addition to the offering price listed on the cover of this prospectus.

                                 LEGAL MATTERS

    Wilson Sonsini Goodrich & Rosati, Professional Corporation, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. The underwriters have been represented by Brobeck, Phleger & Harrison LLP. An investment partnership composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owns 16,437 shares of our common stock.

                         CHANGE IN INDEPENDENT AUDITORS

    Effective May 28, 1998, Ernst & Young LLP was engaged as our independent auditors and replaced Coopers & Lybrand L.L.P. (now, PricewaterhouseCoopers
LLP), who were dismissed as our independent auditors in May 1998. The decision to change auditors was approved by our Board of Directors. The audit reports of PricewaterhouseCoopers LLP for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits through December 31, 1997 and through May 1998, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. PricewaterhouseCoopers LLP has not audited or reported on any of the financial statements or information included in this prospectus. For purposes of this filing, the financial statements at December 31, 1997, 1996 and 1995 as well as the financial statements for the years ended December 31, 1997 and 1996 and the period from inception (January 5, 1995) to December 31, 1995 have been audited by Ernst & Young LLP. Prior to May 28, 1998, we had not consulted with Ernst & Young LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified by reference to the applicable exhibit as filed.

    A copy of the registration statement, and the exhibits and schedules to the registration statement, as well as reports and other information filed by us with the SEC may be inspected without charge at the public reference facilities maintained by the SEC in Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all of any part of the registration statement may be obtained from those offices upon the payment of the fees prescribed by the SEC. You can obtain information about the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings we make with the SEC through its electronic data gathering, analysis and retrieval, or EDGAR, system, including our registration statement, are publicly available through the Internet. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC's web site is http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

                         KOSAN BIOSCIENCES INCORPORATED
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........    F-2
Balance Sheets as of December 31, 1998 and 1999.............    F-3
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999.......................................    F-4
Statements of Stockholders' Equity for the years ended
  December 31, 1997, 1998 and 1999..........................    F-5
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................    F-6
Notes to Financial Statements...............................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Kosan Biosciences Incorporated

    We have audited the accompanying balance sheets of Kosan Biosciences Incorporated as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kosan Biosciences Incorporated at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
March 10, 2000, except for
the first paragraph of Note 9,
as to which the date is September 28, 2000.

                         KOSAN BIOSCIENCES INCORPORATED

                                 BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                    PRO FORMA
                                                                                                  STOCKHOLDERS'
                                                                 DECEMBER 31,                       EQUITY AT
                                                              -------------------    JUNE 30,       JUNE 30,
                                                                1998       1999        2000           2000
                                                              --------   --------   -----------   -------------
                                                                                    (UNAUDITED)    (UNAUDITED)
                                                    ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 3,049    $  1,032     $ 19,015
  Short-term investments....................................    3,279         990        6,012
  Other receivables.........................................      168         498          112
  Prepaid expenses and other current assets.................      209         325          253
                                                              -------    --------     --------
Total current assets........................................    6,705       2,845       25,392
Property and equipment, net.................................    1,407       2,587        2,974
Long-term investments.......................................    9,073       8,442        7,235
Notes receivable from related party.........................       12          87          711
Other assets................................................        4         196          586
                                                              -------    --------     --------
Total assets................................................  $17,201    $ 14,157     $ 36,898
                                                              =======    ========     ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   333    $    486     $    750
  Accrued liabilities.......................................       98         626        1,209
  Deferred revenue..........................................    1,719         409          125
  Current portion of capital lease obligation...............      118         127          174
  Current portion of equipment loan.........................      170         447          764
                                                              -------    --------     --------
Total current liabilities...................................    2,438       2,095        3,022
Equipment loan, less current portion........................      700       1,424        2,046
Capital lease obligation, less current portion..............      304         167           53
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 4,348,182
    shares authorized, 3,269,377 3,269,377 and 4,073,573
    shares issued and outstanding at December 31, 1998 and
    1999 and June 30, 2000, respectively (none pro forma)
    (aggregate liquidation preference of $21,095 and $46,025
    at December 31, 1999 and June 30, 2000,
    respectively)...........................................        3           3            4      $     --
  Common stock, $0.001 par value, 36,000,000 shares
    authorized, 5,187,951, 5,480,544 and 6,623,820 shares
    issued and outstanding at December 31, 1998 and 1999 and
    June 30, 2000, respectively, (18,844,539 shares issued
    and outstanding pro forma)..............................        5           5            7            19
  Additional paid-in capital................................   21,227      24,848       61,651        61,643
  Notes receivable from stockholders........................     (275)       (349)        (647)         (647)
  Deferred stock-based compensation.........................       --      (2,377)     (10,906)      (10,906)
  Accumulated other comprehensive income (loss).............       (9)        (66)         (60)          (60)
  Accumulated deficit.......................................   (7,192)    (11,593)     (18,272)      (18,272)
                                                              -------    --------     --------      --------
Total stockholders' equity..................................   13,759      10,471       31,777      $ 31,777
                                                              -------    --------     --------      --------
Total liabilities and stockholders' equity..................  $17,201    $ 14,157     $ 36,898
                                                              =======    ========     ========

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED DECEMBER          SIX MONTHS ENDED JUNE 30,
                                              ------------------------------   ---------------------------
                                                1997       1998       1999         1999           2000
                                              --------   --------   --------   ------------   ------------
                                                                                       (UNAUDITED)
  Revenues:
    Contract revenue........................  $    10    $   974    $ 5,206      $ 3,027        $  2,084
    Grant revenue...........................      277        262        140           80             140
                                              -------    -------    -------      -------        --------
  Total revenues............................      287      1,236      5,346        3,107           2,224

  Operating expenses:
    Research and development (Including
      charges for stock-based compensation
      of $0, $0, $964, $403 and $2,597,
      respectively).........................    1,922      4,030      8,587        3,838           7,621
    General and administrative (Including
      charges for stock-based compensation
      of $0, $0, $181, $0 and $708,
      respectively).........................      457        991      1,813          812           1,793
                                              -------    -------    -------      -------        --------
  Total operating expenses..................    2,379      5,021     10,400        4,650           9,414
                                              -------    -------    -------      -------        --------
  Loss from operations......................   (2,092)    (3,785)    (5,054)      (1,543)         (7,190)

  Interest income...........................      154        598        679          334             678
  Interest expense..........................      (56)       (80)      (196)         (71)           (167)
  Other income..............................       --         --        170           --              --
                                              -------    -------    -------      -------        --------
  Net loss..................................   (1,994)    (3,267)    (4,401)      (1,280)         (6,679)
Deemed dividend upon issuance of Series C
  convertible preferred stock...............       --         --         --           --         (11,267)
                                              -------    -------    -------      -------        --------

Net loss attributable to common
  stockholders..............................  $(1,994)   $(3,267)   $(4,401)     $(1,280)       $(17,946)
                                              =======    =======    =======      =======        ========

Basic and diluted net loss per share........  $ (0.49)   $ (0.77)   $ (0.98)     $ (0.29)       $  (3.57)
                                              =======    =======    =======      =======        ========

Shares used in computing basic and diluted
  net loss per share........................    4,094      4,270      4,509        4,430           5,029

Pro forma basic and diluted net loss per
  share (unaudited).........................                        $ (0.31)                    $  (1.12)
                                                                    =======                     ========

Shares used in computing pro forma basic and
  diluted net loss per share (unaudited)....                         14,318                       16,056

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED
                       STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                          CONVERTIBLE                                                     NOTES
                                        PREFERRED STOCK             COMMON STOCK          ADDITIONAL    RECEIVABLE      DEFERRED
                                     ----------------------   -------------------------    PAID-IN         FROM        STOCK-BASED
                                      SHARES       AMOUNT        SHARES        AMOUNT      CAPITAL     STOCKHOLDERS   COMPENSATION
                                     ---------   ----------   ------------   ----------   ----------   ------------   -------------
BALANCES AT DECEMBER 31, 1996......  1,215,988   $      2      3,468,285     $      3      $ 3,647        $  --               --
Conversion of Series A convertible
  preferred stock to common
  stock............................   (213,722)        (1)       641,166            1           --           --               --
Conversion of Series B convertible
  preferred stock to Series A
  convertible preferred stock and
  common stock.....................   (122,500)        --        367,500           --           --           --               --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $15.....................    571,429         --             --           --        2,384           --               --
Repurchase of common stock.........         --         --        (20,400)          --           --           --               --
Net loss...........................         --         --             --           --           --           --               --
                                     ---------   ----------    ---------     ----------    -------        -----         --------
BALANCES AT DECEMBER 31, 1997......  1,451,195          1      4,456,551            4        6,031           --               --
Issuance of common stock upon
  exercise of options..............         --         --         12,024           --            1           --               --
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --         --        750,000            1          274         (275)              --
Issuance of Series B convertible
  preferred stock, net of issuance
  costs of $77.....................  1,818,182          2             --           --       14,921           --               --
Repurchase of common stock.........         --         --        (30,624)          --           --           --               --
Comprehensive income (loss):
  Net loss.........................         --         --             --           --           --           --               --
  Unrealized loss on
    available-for-sale
    securities.....................         --         --             --           --           --           --               --
Comprehensive loss.................         --         --             --           --           --           --               --
                                     ---------   ----------    ---------     ----------    -------        -----         --------
BALANCES AT DECEMBER 31, 1998......  3,269,377          3      5,187,951            5       21,227         (275)              --
Issuance of common stock upon
  exercise of options..............         --         --         80,718           --           25           --               --
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --         --        211,875           --           74          (74)              --
Deferred stock compensation........         --         --             --           --        2,912           --           (2,912)
Amortization of deferred stock
  compensation.....................         --         --             --           --           --           --              535
Revaluation of stock options issued
  to non-employees.................         --         --             --           --          610           --               --
Comprehensive income (loss):
  Net loss.........................         --         --             --           --           --           --               --
  Unrealized loss on
    available-for-sale
    securities.....................         --         --             --           --           --           --               --
Comprehensive loss.................         --         --             --           --           --           --               --
                                     ---------   ----------    ---------     ----------    -------        -----         --------
BALANCES AT DECEMBER 31, 1999......  3,269,377          3      5,480,544            5       24,848         (349)          (2,377)
Issuance of common stock upon
  exercise of options
  (unaudited)......................         --         --        146,274            1           43           --               --
Issuance of common stock upon
  exercise of options in exchange
  for promissory note
  (unaudited)......................         --         --        997,002            1          297         (298)              --
Issuance of Series C convertible
  preferred stock, net of issuance
  costs of $300 (unaudited)........    804,196          1             --           --       24,629           --               --
Beneficial conversion feature
  associated with the issuance of
  Series C convertible preferred
  stock (unaudited)................         --         --             --           --       11,267           --               --
Deemed dividend to preferred
  stockholders (unaudited).........         --         --             --           --      (11,267)          --               --
Deferred stock-based compensation
  (unaudited)......................         --         --             --           --       11,082           --          (11,082)
Amortization of deferred
  stock-based compensation
  (unaudited)......................         --         --             --           --           --           --            2,553
Other stock-based compensation
  (unaudited)......................         --         --             --           --          752           --               --
Comprehensive income (loss):
  Net loss (unaudited).............         --         --             --           --           --           --               --
  Unrealized gain on
    available-for-sale securities
    (unaudited)....................         --         --             --           --           --           --               --
Comprehensive loss (unaudited).....         --         --             --           --           --           --               --
                                     ---------   ----------    ---------     ----------    -------        -----         --------
BALANCE AT JUNE 30, 2000
  (UNAUDITED)......................  4,073,573   $      4      6,623,820     $      7      $61,651        $(647)        $(10,906)
                                     =========   ==========    =========     ==========    =======        =====         ========

                                      ACCUMULATED
                                         OTHER                           TOTAL
                                     COMPREHENSIVE    ACCUMULATED    STOCKHOLDERS'
                                     INCOME (LOSS)      DEFICIT         EQUITY
                                     --------------   ------------   -------------
BALANCES AT DECEMBER 31, 1996......       $ --          $ (1,931)       $ 1,721
Conversion of Series A convertible
  preferred stock to common
  stock............................         --                --             --
Conversion of Series B convertible
  preferred stock to Series A
  convertible preferred stock and
  common stock.....................         --                --             --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $15.....................         --                --          2,384
Repurchase of common stock.........         --                --             --
Net loss...........................         --            (1,994)        (1,994)
                                          ----          --------        -------
BALANCES AT DECEMBER 31, 1997......         --            (3,925)         2,111
Issuance of common stock upon
  exercise of options..............         --                --              1
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --                --             --
Issuance of Series B convertible
  preferred stock, net of issuance
  costs of $77.....................         --                --         14,923
Repurchase of common stock.........         --                --             --
Comprehensive income (loss):
  Net loss.........................         --            (3,267)        (3,267)
  Unrealized loss on
    available-for-sale
    securities.....................         (9)               --             (9)
                                                                        -------
Comprehensive loss.................         --                --         (3,276)
                                          ----          --------        -------
BALANCES AT DECEMBER 31, 1998......         (9)           (7,192)        13,759
Issuance of common stock upon
  exercise of options..............         --                --             25
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --                --             --
Deferred stock compensation........         --                --             --
Amortization of deferred stock
  compensation.....................         --                --            535
Revaluation of stock options issued
  to non-employees.................         --                --            610
Comprehensive income (loss):
  Net loss.........................         --            (4,401)        (4,401)
  Unrealized loss on
    available-for-sale
    securities.....................        (57)               --            (57)
                                                                        -------
Comprehensive loss.................         --                --         (4,458)
                                          ----          --------        -------
BALANCES AT DECEMBER 31, 1999......        (66)          (11,593)        10,471
Issuance of common stock upon
  exercise of options
  (unaudited)......................         --                --             44
Issuance of common stock upon
  exercise of options in exchange
  for promissory note
  (unaudited)......................         --                --             --
Issuance of Series C convertible
  preferred stock, net of issuance
  costs of $300 (unaudited)........         --                --         24,630
Beneficial conversion feature
  associated with the issuance of
  Series C convertible preferred
  stock (unaudited)................         --                --         11,267
Deemed dividend to preferred
  stockholders (unaudited).........         --                --        (11,267)
Deferred stock-based compensation
  (unaudited)......................         --                --             --
Amortization of deferred
  stock-based compensation
  (unaudited)......................         --                --          2,553
Other stock-based compensation
  (unaudited)......................         --                --            752
Comprehensive income (loss):
  Net loss (unaudited).............         --            (6,679)        (6,679)
  Unrealized gain on
    available-for-sale securities
    (unaudited)....................          6                --              6
                                                                        -------
Comprehensive loss (unaudited).....         --                --         (6,673)
                                          ----          --------        -------
BALANCE AT JUNE 30, 2000
  (UNAUDITED)......................       $(60)         $(18,272)       $31,777
                                          ====          ========        =======

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                          SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,             JUNE 30,
                                                       ------------------------------   ---------------------
                                                         1997       1998       1999       1999        2000
                                                       --------   --------   --------   ---------   ---------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
  Net loss..........................................   $(1,994)   $(3,267)   $(4,401)    $(1,280)    $(6,679)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization...................       122        246        654         270         484
    Amortization of stock-based compensation........        --         --        535          98       2,553
    Other stock-based compensation..................        --         --        610         304         752
    Issuance of convertible preferred stock for
      license fees..................................        --         --         --          --          30
    Loss on sale of investments.....................        --         --         41          --          --
    Loss on disposal of property and equipment......        --         --         10          --          --
    Changes in assets and liabilities:
      Other receivables.............................      (136)        (8)      (330)        (76)        386
      Prepaid expenses and other current assets.....       (42)      (156)      (116)       (162)         72
      Other assets and notes receivable from related
        parties.....................................         8         28       (267)       (215)     (1,014)
      Accounts payable..............................         8        282        153         (74)        264
      Accrued liabilities...........................        46        (17)       528         327         583
      Deferred revenue..............................        (8)     1,719     (1,310)       (250)       (284)
                                                       -------    -------    -------    --------    --------
        Net cash used in operating activities.......    (1,996)    (1,173)    (3,893)    $(1,058)    $(2,853)
                                                       -------    -------    -------    --------    --------
INVESTING ACTIVITIES
  Acquisition of property and equipment.............      (111)    (1,173)    (1,828)     (1,071)       (808)
  Proceeds from sale of property and equipment......       324         --          2          --          --
  Purchase of investments...........................    (1,914)   (21,419)   (11,929)     (6,030)     (4,591)
  Proceeds from maturity of investments.............        --     10,972     14,733       7,522         719
                                                       -------    -------    -------    --------    --------
        Net cash provided by (used in) investing
          activities................................    (1,701)   (11,620)       978         421      (4,680)
                                                       -------    -------    -------    --------    --------
FINANCING ACTIVITIES
  Proceeds from issuance of common stock............        --          1         25          --          44
  Proceeds from issuance of convertible preferred
    stock, net of issuance costs....................     2,385     14,923         --          --      24,600
  Proceeds from equipment loans.....................        --        870      1,336       1,336       1,308
  Principal payments under capital lease
    obligations.....................................       (48)       (34)      (128)        (57)        (67)
  Principal payments under equipment loans..........        --        (23)      (335)       (108)       (369)
                                                       -------    -------    -------    --------    --------
        Net cash provided by financing activities...     2,337     15,737        898       1,171      25,516
                                                       -------    -------    -------    --------    --------
Net decrease in cash and cash equivalents...........    (1,360)     2,944     (2,017)        534      17,983
Cash and cash equivalents at beginning of period....     1,465        105      3,049       3,049       1,032
                                                       -------    -------    -------    --------    --------
Cash and cash equivalents at end of period..........      $105     $3,049     $1,032      $3,583     $19,015
                                                       =======    =======    =======    ========    ========
SUPPLEMENTAL DISCLOSURES
Interest expense paid in cash.......................       $56        $80       $196         $43        $161
                                                       =======    =======    =======    ========    ========
NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock under note receivable......       $--       $275        $74         $--        $298
Fixed assets acquired under capital lease...........       403         35         --          --          --
Deferred stock-based compensation...................        --         --      2,912         541      11,082

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OVERVIEW

    Kosan Biosciences Incorporated (the "Company") was incorporated under the laws of the state of California on January 6, 1995. In July 2000, the Company was reincorporated under the laws of the state of Delaware. The Company was considered to be in the development stage through December 31, 1998. The Company uses its technology to develop drug candidates from a class of natural product compounds known as polyketides by manipulating the natural process by which they are made. The Company's product opportunities currently target the areas of infectious disease, gastrointestinal motility disorders, mucus hypersecretion, cancer, immunosuppression and nerve regeneration.

    The Company has funded its operations primarily through sales of convertible preferred stock, contract payments under our collaboration agreement, equipment financing arrangements and government grants. Prior to achieving profitable operations, the Company intends to fund operations through the additional sale of equity securities, strategic collaborations and debt financing.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The financial information at June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for any subsequent period.

INITIAL PUBLIC OFFERING

    In March, 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to sell shares of its common stock to the public. If the initial public offering is completed under the terms presently anticipated, all of the convertible preferred stock outstanding will automatically convert into 12,220,719 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

UNAUDITED PRO FORMA INFORMATION

    The unaudited pro forma stockholders' equity at June 30, 2000 has been adjusted for the assumed conversion of all outstanding shares of convertible preferred stock upon the completion of the Company's initial public offering.

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH EQUIVALENTS AND INVESTMENTS

    The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. The Company limits its concentration of risk by diversifying its investments among a variety of issuers.

    The Company classifies all investment securities as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Available-for-sale investments are recorded at fair value determined based on quoted market prices, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

REVENUE RECOGNITION

    The Company recognizes license and other upfront fees on a ratable basis over the term on the respective agreement. Milestone payments are recognized upon successful completion of a performance milestone event. Contract revenues related to collaborative research and development agreements and government grants are recognized on a ratable basis as services are performed. Any amounts received in advance of performance are recorded as deferred revenue.

RESEARCH AND DEVELOPMENT

    Research and development expenses consist of costs incurred for Company-sponsored and collaborative research and development activities. These costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company. Research and development expenses under the government grants and collaborative agreements approximated the revenue recognized, less milestone payments received under such arrangements for the years ended
December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000.

NET LOSS PER SHARE

    Basic and diluted net loss per common share are presented in conformity with the Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of the basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

    In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss is not presented separately as the Company is in a net loss position. Pro forma basic and diluted net loss per common share, as presented in the statement of operations, has been computed for the year ended December 31, 1999 and for the six months ended June 30, 2000 as described above, and also gives effect to the conversion of the convertible preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

    The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                                                 SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,             JUNE 30,
                                              ------------------------------   ---------------------
                                                1997       1998       1999       1999        2000
                                              --------   --------   --------   ---------   ---------
                                                                                    (UNAUDITED)
Net loss attributable to common
  stockholders..............................  $(1,994)   $(3,267)   $(4,401)    $(1,280)   $(17,946)
                                              =======    =======    =======     =======    ========
Weighted-average shares of common stock
  outstanding...............................    4,373      4,453      5,273       5,188       6,248
Less: weighted-average shares subject to
  repurchase................................     (279)      (183)      (764)       (758)     (1,219)
                                              -------    -------    -------     -------    --------
Weighted-average shares used in computing
  basic
  and diluted net loss per share............    4,094      4,270      4,509       4,430       5,029
                                              =======    =======    =======     =======    ========
Basic and diluted net loss per share........  $ (0.49)   $ (0.77)   $ (0.98)    $ (0.29)   $  (3.57)
                                              =======    =======    =======     =======    ========
Pro forma:
Shares used above...........................                          4,509                   5,029
Pro forma adjustment to reflect weighted
  effect of assumed conversion of
  convertible preferred stock (unaudited)...                          9,809                  11,027
                                                                    -------                --------
Shares used in computing pro forma basic
  and diluted net loss per share
  (unaudited)...............................                         14,318                  16,056
                                                                    =======                ========
Pro forma basic and diluted net loss per
  share (unaudited).........................                        $ (0.31)               $  (1.12)
                                                                    =======                ========

    The Company has excluded all convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) options was 104,400, 1,414,800 and 1,367,700 for the years ended December 31, 1997, 1998 and 1999, respectively and 1,560,000 and 1,141,800 for the six months ended June 30, 1999 and 2000, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share. See Note 9 for further information on these securities.

STOCK-BASED COMPENSATION

    The Company accounts for common stock options granted to employees using the intrinsic value method and, thus, recognizes no compensation expense for options granted with exercise prices equal to or greater than the deemed fair value of the Company's common stock on the date of the grant.

    Stock compensation expense for options granted to non-employees has been determined in accordance with Statement of Financial Accounting Standards
No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The measurement of stock-based compensation to non-employees is subject to periodic adjustment as the underlying securities vest.

COMPREHENSIVE INCOME

    The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), at December 31, 1998. Under
SFAS 130, the Company is required to display comprehensive income and its components as part of the Company's full set of financial statements. Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes certain changes in equity of the Company that are excluded from net income. Specifically, SFAS 130 requires unrealized holding gains and losses on the Company's available-for-sale securities, which were reported separately in shareholders' equity, to be included in accumulated other comprehensive income.

INCOME TAXES

    Since inception, the Company has recognized income taxes under the liability method. Deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

SEGMENT REPORTING

    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 established standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company did not have any separately reportable business segments as of December 31, 1999.

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RECENT ACCOUNTING PRONOUNCEMENTS

    DERIVATIVE INSTRUMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of asset, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. SFAS 133 is effective for years beginning after June 15, 2000. The Company does not currently hold any derivatives and does not expect this pronouncement to materially impact the results of its operations.

    REVENUE RECOGNITION

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition principles comply with SAB 101.

    SOFTWARE COSTS

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. The Company has no capitalized software at December 31, 1999, therefore, the adoption of this statement did not have a significant impact on the Company's results of operations or financial condition.

2. COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENTS

THE R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE

    In September 1998, the Company signed a collaborative agreement with The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil
Pharmaceutical, Inc., both Johnson & Johnson companies. Under the terms of the agreement, the Company will use its technologies to produce novel macrolide antibiotics on a "best efforts" basis. The agreement provides for the Company to receive certain payments, including payments for research and development costs for at least two years, and receive payments for reaching certain research and development milestones. The collaborative partner received exclusive worldwide rights to the products developed in the field of use as defined in the agreement. The development, marketing, and sale of drugs resulting from the collaboration will be undertaken by the partner and should the development efforts result in a marketable product, the Company will receive royalty payments based on product sales. Upon the execution of the collaborative agreement the Company received an initial up-front fee of $1.0 million which was deferred and will be recognized on a ratable basis over the term of the agreement. For the years ended December 31, 1998

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENTS (CONTINUED) and 1999 and the six months ended June 30, 1999 and 2000, the Company recognized $969,000, $5.0 million, $2.9 million and $2.1 million, respectively, of contract revenues pursuant to this agreement which represents 99%, 96%, 96% and 100% of the contract revenues for fiscal year 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively. Included in the six months ended June 30, 1999 and the year ended December 31, 1999 was $1.0 million and $1.2 million, respectively, of milestones earned under this agreement.

LICENSE AGREEMENTS

    The Company entered into exclusive license agreements with The Board of Trustees of The Leland Stanford Junior University and with the President and Fellows of Harvard College in March 1996 and December 1998, respectively. These licenses provide the Company with certain technology and related patent rights and materials for the production of polyketides. Under the terms of the agreements, the Company pays annual license or maintenance fees and will pay milestones and royalties on net sales of products originating from the licensed technology.

3. INVESTMENTS

    The amortized cost and fair value of securities, with gross unrealized gains and losses, were as follows (in thousands):

                                               1998                                               1999
                         ------------------------------------------------   ------------------------------------------------
                                       GROSS        GROSS                                 GROSS        GROSS
                         AMORTIZED   UNREALIZED   UNREALIZED                AMORTIZED   UNREALIZED   UNREALIZED
                           COST        GAINS        LOSSES     FAIR VALUE     COST        GAINS        LOSSES     FAIR VALUE
                         ---------   ----------   ----------   ----------   ---------   ----------   ----------   ----------
Debt securities:
  US treasury..........   $ 2,967       $  2         $ --        $ 2,969     $1,300        $ --         $(10)       $1,290
  US agency notes......     3,298         --           (8)         3,290         --          --           --            --
  Corporate bonds......     1,000          1           --          1,001      1,000          --          (10)          990
Asset-backed
  securities...........     5,096         --           (4)         5,092      7,198           1          (47)        7,152
                          -------       ----         ----        -------     ------        ----         ----        ------
                          $12,361       $  3         $(12)       $12,352     $9,498        $  1         $(67)       $9,432
                          =======       ====         ====        =======     ======        ====         ====        ======

    The fair value of available-for-sale debt securities by contractual maturity at December 31, 1999 were as follows:

Within 1 year...............................................   $  990
Greater than 1 year less than 5 years.......................    1,290
Mortgage-backed securities..................................    7,152
                                                               ------
                                                               $9,432
                                                               ======

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

4. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                      DECEMBER 31,
                                                   -------------------    JUNE 30,
                                                     1998       1999        2000
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
Computer equipment and software..................   $  249     $  362      $   403
Office furniture.................................      138        165          191
Lab equipment....................................    1,400      2,228        2,920
Leasehold improvements...........................       42        825          874
                                                    ------     ------      -------
                                                     1,829      3,580        4,388
Less accumulated depreciation and amortization...     (422)      (993)      (1,414)
                                                    ------     ------      -------
                                                    $1,407     $2,587      $ 2,974
                                                    ======     ======      =======

    Depreciation expense was $246,000 and $636,000 for the years ended
December 31, 1998 and 1999, respectively and $262,000 and $421,000 for the six months ended June 30, 1999 and 2000, respectively. Property and equipment financed under capital leases amounted to $562,000 at December 31, 1998 and 1999 and June 30, 2000. Accumulated amortization related to this property and equipment amounted to $264,000, $378,000 and $490,000 at December 31, 1998 and 1999 and June 30, 2000, respectively.

5. CAPITAL LEASES AND EQUIPMENT FINANCING

    The Company leases certain equipment and facility improvements under noncancelable capital leases and debt obligations. As of December 31, 1999, future minimum lease and loan payments under these obligations are as follows (in thousands):

                                                  CAPITAL LEASES   EQUIPMENT LOANS
                                                  --------------   ---------------
Year ended December 31,.........................
  2000..........................................      $ 162             $  627
  2001..........................................        168                627
  2002..........................................          9                688
  2003..........................................         --                324
                                                      -----             ------
Total minimum lease payments....................        339              2,266
Less amount representing interest...............        (45)              (395)
                                                      -----             ------
Present value of net minimum lease payments.....        294              1,871
Less current portion............................       (127)              (447)
                                                      -----             ------
Long-term portion...............................      $ 167             $1,424
                                                      =====             ======

    In 1997, the Company entered into a capital lease line agreement for up to $1.0 million in aggregate borrowings. Financing under this lease line was available through June 1998, at which time approximately $569,000 had been utilized and $431,000 was allowed to expire. In August 1998, the Company entered into a $2.2 million equipment loan agreement which was fully utilized by June 1999.

    The terms of the lease and loan obligations are for four years. The equipment loans have a balloon payment at the end of the term. The interest rates of each of the leases and loans are fixed at

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

5. CAPITAL LEASES AND EQUIPMENT FINANCING (CONTINUED) the time of the draw down, with the interest rates range from 10.55% to 10.96%. Obligations under the leases and loans are secured by the assets financed under the leases.

    In January 2000, the Company secured a $2.0 million line of credit which is available for draw down through December 2000. Each note will have a term of 43 months and have a balloon payment at the end of the term. The Company borrowed on this line of credit to fund equipment purchases totaling $823,000 and $485,000 in January 2000 and May 2000, respectively.

6. FACILITY LEASES

    In March 1999, the Company moved its facilities from Burlingame, California to Hayward, California. The Company leases its new facility under a noncancelable operating lease with no renewal options, which commenced in February 1999 and expires in 2003. Minimum annual rental commitments under the operating lease at December 31, 1999 are as follows (in thousands):

Year ended December 31,
  2000......................................................   $1,081
  2001......................................................    1,118
  2002......................................................    1,144
  2003......................................................      682
                                                               ------
Total minimum payments......................................   $4,025
                                                               ======

    In September 1999, the Company terminated its Burlingame facility lease agreement and at the same time, the rights to the Company's sublease agreement under this facility lease was bought out by the former landlord. In connection with this buy-out, the Company received a $170,000 termination fee which was recorded as other income.

    Rent expense for operating leases was approximately $181,000, $204,000, $1.2 million, $577,000 and $686,000 for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively. The sublease income was approximately $100,000, $14,000, $159,000, $97,000 and $0 for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000, respectively.

7. ACCRUED LIABILITIES

    Accrued liabilities consisted of the following (in thousands):

                                                         DECEMBER 31,
                                                      -------------------    JUNE 30,
                                                        1998       1999        2000
                                                      --------   --------   -----------
                                                                            (UNAUDITED)
Facilities related..................................    $ --       $280        $  430
Compensation........................................      37        163           409
Professional fees...................................      40        120            87
Other...............................................      21         63           283
                                                        ----       ----        ------
                                                        $ 98       $626        $1,209
                                                        ====       ====        ======

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

8. RELATED PARTY TRANSACTIONS

    In December 1998 and September 1999, the Company issued promissory notes to an officer and to a director totaling $346,500 for the exercise of certain stock options. These notes bear interest of 4.47% and 5.89% per annum, compounded semiannually, and the principal and accrued interest is repayable three years from the date of issuance. During the first six months of 2000, the Company received additional promissory notes from three officers and various employees totaling $298,000 for the exercise of stock options for 997,002 shares of common stock. These notes bear interest between 6.46% and 6.60% with terms of 3 years. These are full recourse notes secured in part by a pledge of the Company's common stock owned.

    The Company issued full recourse loans to certain employees, of which $12,000 and $87,000 were outstanding at December 31, 1998 and 1999, respectively. These loans bear interest at rates ranging from 4.47% to 5.43% with terms ranging from 4 to 5 years. The loans were issued for the purchase of the employees' residence, are secured by deeds of trust and are classified on the balance sheet as other assets. During the first six months of 2000, the Company issued additional full recourse loans to two employees and two officers totaling $190,000 and $453,000, respectively. These notes bear interest between 6.30% and 6.62% with terms ranging from 3 to 5 years. The loans are secured by deeds of trust and are classified on the balance sheet as other assets. One of the notes to an officer totaling $53,000 will be forgiven upon the third anniversary date of the officer's employment.

    The Company entered into a 14-month evaluation agreement with Savia Corporation and DNA Plant Technologies ("DNAP") effective March 1, 1998. The evaluation program was for the development of intellectual property and technology for use in the field. The Company received revenue of approximately $90,000 upon signing the agreement for work performed to that date. This agreement was subsequently terminated effective December 31, 1999. Under the terms of the termination agreement the Company will receive approximately $160,000 for development services performed through December 31, 1999, which is included in revenue and other receivables in 1999. A board member of the company which controls DNAP is also a board member of the Company.

9. STOCKHOLDERS' EQUITY

STOCK SPLIT

    In September 2000, the Company split its common stock 3-for-1 and increased the authorized shares of common stock to 36,000,000 shares. All common stock and options to purchase common stock and per share amounts in the accompanying financial statements have been adjusted retroactively to reflect the stock split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the stock split.

    During January 1997, the Company converted each existing share of "Original" Series A convertible preferred stock into 2.28570 shares of common stock and
0.23810 shares of Series A convertible preferred stock. Each existing share of "original" Series B convertible preferred stock was converted into 0.39285 shares of common stock and 0.86905 shares of Series A convertible preferred

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
stock. Outstanding shares of the Company's preferred stock were converted to Series A convertible preferred stock and common stock as follows:

                                                                SHARES OF
                                                               CONVERTIBLE
                                      SHARES                    SERIES A                     SHARES OF
                                    OUTSTANDING    SERIES A     PREFERRED    COMMON STOCK   COMMON STOCK
                                      BEFORE      CONVERSION   STOCK AFTER    CONVERSION       AFTER
SERIES                              CONVERSION       RATE      CONVERSION        RATE        CONVERSION
------                              -----------   ----------   -----------   ------------   ------------
"Original" A......................    280,512       0.23810       66,790       2.28570        641,166
"Original" B......................    935,476       0.86905      812,976       0.39285        367,500

    Convertible preferred stock outstanding was as follows (in thousands, except share data):

                                         DECEMBER 31, 1999                                JUNE 30, 2000
                            --------------------------------------------   --------------------------------------------
                                           SHARES                                         SHARES
                              SHARES     ISSUED AND       REDEMPTION/        SHARES     ISSUED AND       REDEMPTION/
                            DESIGNATED   OUTSTANDING   LIQUIDATION VALUE   DESIGNATED   OUTSTANDING   LIQUIDATION VALUE
                            ----------   -----------   -----------------   ----------   -----------   -----------------
Convertible preferred
  stock:
  Series A................  1,480,000     1,451,195         $ 6,095        1,480,000     1,451,195           6,095
  Series B................  1,818,182     1,818,182          15,000        1,818,182     1,818,182          15,000
  Series C................         --            --              --        1,050,000       804,196          24,930
                            ---------     ---------         -------        ---------     ---------         -------
    Total.................  3,298,182     3,269,377         $21,095        4,348,182     4,073,573         $46,025
                            =========     =========         =======        =========     =========         =======

    Upon the closing of an initial public offering, each of the outstanding 4,073,573 shares of convertible preferred stock will be automatically converted into three shares of common stock.

SERIES A CONVERTIBLE PREFERRED STOCK

    On January 31, 1997, the Company completed a private placement for the sale of 571,429 shares of Series A convertible preferred stock resulting in gross proceeds of $2.4 million. The Series A convertible preferred stock is convertible at any time after the issuance date, at the option of the holder, into a number of shares of common stock equal to the stated value divided by the conversion price. Additionally, the Series A convertible preferred stock shall be automatically converted into common stock upon the closing of an initial public offering where the gross proceeds are at least $15.0 million and the offering price is not less than $7.00 per share. The conversion price of $1.40 will be adjusted for any stock split or combination, consolidation, stock dividend, and recapitalization. The Series A convertible preferred stockholders are entitled to vote together with Series B convertible preferred stockholders, Series C convertible preferred stockholders and common stockholders as a single class on all matters, except as otherwise required by law. The number of votes to which each Series A convertible preferred stockholder will be entitled will equal the maximum number of shares of common stock into which each preferred stock will be converted. In the event of liquidation, dissolution or winding up of the Company, funds available for distribution to stockholders shall be paid to the holders of Series A convertible preferred stock in an amount per share equal to $4.20 (adjusted for any stock dividend, split or combination, recapitalization, consolidation with respect to such shares) prior to any distribution to holders of common stock. If there are inadequate funds available to provide a full payment of the liquidation preference amount to the Series A, B and C convertible preferred

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
stockholders, then the assets available for distribution shall first be paid to the Series C convertible preferred stockholders. Noncumulative annual dividends of $0.25 per share (as adjusted for any stock dividend, combination, or split with respect to these shares), payable quarterly, will be paid if and when declared by the board of directors.

SERIES B CONVERTIBLE PREFERRED STOCK

    On April 3, 1998, the Company completed a private placement for the sale of 1,818,182 shares of Series B convertible preferred stock resulting in gross proceeds of $15.0 million. The Series B convertible preferred stock is convertible into a number of shares of common stock equal to the stated value divided by the conversion price. Additionally, the Series B convertible preferred stock shall be automatically converted into common stock upon the closing of an initial public offering where the gross proceeds are at least $15.0 million and the offering price is not less than $7.00 per share. The conversion price of $2.75 will be adjusted for any stock split or combination, consolidation, stock dividend, and recapitalization. The Series B convertible preferred stockholders are entitled to vote together with the Series A and Series C convertible preferred stockholders and common stockholders as a single class on all matters, except as otherwise required by law. The number of votes to which each Series B convertible preferred stockholder will be entitled will equal the maximum number of shares of common stock into which each preferred stock is convertible. In the event of a liquidation, the holders of Series B convertible preferred stock shall be paid an amount per share equal to $8.25 (adjusted for any stock split or combination, consolidation, stock dividend, and recapitalization respect to such shares) prior to any distribution to holders of common stock. If there are inadequate funds available to provide a full payment of the liquidation preference amount to the Series A, B and C preferred stockholders, then the assets available for distribution shall first be paid to the Series C convertible preferred stockholders. Noncumulative annual dividends of $0.49 per share (as adjusted for any stock dividend, combination, or split with respect to these shares), payable quarterly, will be paid if and when declared by the board of directors.

SERIES C CONVERTIBLE PREFERRED STOCK

    On March 30, 2000, the Company completed a private placement for the sale of 804,196 shares of Series C convertible preferred stock resulting in gross proceeds of $24.9 million. The issuance of the Series C convertible preferred stock resulted in a beneficial conversion feature in accordance with Emerging Issues Task Force Consensus No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features." The beneficial conversion feature was reflected as a deemed dividend in the Statement of Operations of $11.3 million for the six months ended June 30, 2000.

    The Series C convertible preferred stock is convertible at any time after the issuance date, at the option of the holder, into a number of shares of common stock equal to the stated value divided by the conversion price. Additionally, the Series C convertible preferred stock shall be automatically converted into common stock upon the closing of an initial public offering where the gross proceeds are at least $25.0 million and the offering price is not less than $11.00 per share. The conversion price of $10.33 will be adjusted for any stock split or combination, consolidation, stock dividend, and recapitalization. The Series C convertible preferred stockholders are entitled to vote together with Series A and B convertible preferred stockholders and common stockholders as a single class on all matters, except as otherwise required by law. The number of votes to which each Series C convertible preferred

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
stockholder will be entitled will equal the maximum number of shares of common stock into which each preferred stock will be converted. In the event of liquidation, dissolution or winding up of the Company, funds available for distribution to stockholders shall be paid to the holders of Series C convertible preferred stock in an amount per share equal to $31.00 (adjusted for any stock dividends, split or combination, recapitalization, consolidation with respect to such shares) prior to any distribution to holders of Series A and Series B convertible preferred stock and common stock. If there are inadequate funds available to provide a full payment of the liquidation preference amount to the Series A, B and C convertible preferred stockholders, then the assets available for distribution shall first be paid to the Series C convertible preferred stockholders. Noncumulative annual dividends of $1.86 per share (as adjusted for any stock dividend, combination, or split with respect to these shares), payable quarterly, will be paid if and when declared by the board of directors.

COMMON STOCK

    Under the terms of the 1996 Stock Option Plan (the "1996 Plan"), options are exercisable when granted and such shares are subject to repurchase upon termination of employment or consulting agreement. Repurchase rights lapse over the vesting periods which are generally four years. Should the employment of the holders of common stock subject to repurchase terminate prior to full vesting of the outstanding shares, the Company may repurchase all unvested shares at a price per share equal to the original exercise price. At December 31, 1999, 742,659 shares were subject to such repurchase terms.

1996 STOCK OPTION PLAN

    In 1996, the board of directors adopted the 1996 Plan that provides for the granting of incentive stock options and nonstatutory stock options to employees, officers, directors and consultants of the Company. Incentive stock options may be granted with exercise prices not less than fair value, and nonstatutory stock options may be granted with an exercise price not less than 85% of the fair value of the common stock on the date of grant. The fair value is determined by the board of directors. Stock options granted to a stockholder owning more than 10% of voting stock of the Company may be granted with an exercise price of not less than 110% of the fair value of the common stock on the date of grant. Options expire no later than ten years from the date of the grant. The number of shares, terms, and exercise period are determined by the board of directors. Options generally vest at 25% per year over a four-year period.

2000 EMPLOYEE STOCK PURCHASE PLAN

    In March 2000, subject to stockholder approval, the Company adopted its 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on each anniversary date of the effective date of the offering. The number of shares reserved automatically is equal to the lesser of 150,000 shares, 0.75% of the outstanding shares on the date of the annual increase or such amount as may be determined by the board. The Purchase plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. The price at which the stock is purchased is equal to the lower of 85% of the fair market value of the common

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
stock on the first day of the offering or 85% of the fair market value of the Company's common stock on the purchase date. The initial offering period will commence on the effective date of the offering.

2000 NON-EMPLOYEE DIRECTORS PLAN

    In March 2000, subject to stockholder approval, the Company adopted the 2000 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and reserved 300,000 shares of common stock for issuance thereunder. Each non-employee director who becomes a director of the Company will be automatically granted a non-statutory stock option to purchase 7,500 shares of common stock on the date on which such person first becomes a director and will vest over four years. Beginning with the 2001 Annual Stockholders Meeting and each year thereafter, each non-employee director will automatically be granted a non-statutory option to purchase 3,750 shares of common stock which will vest in one year from the date of grant. The exercise price of options under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Directors' Plan is ten years. The Directors' Plan will terminate in March 2010, unless terminated in accordance with the provisions of the Directors' Plan.

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of stock option activity is as follows:

                                                                     OPTIONS OUTSTANDING
                                                   -------------------------------------------------------
                                                                                               WEIGHTED
                                SHARES AVAILABLE   NUMBER OF      EXERCISE     AGGREGATE       AVERAGE
                                   FOR GRANT         SHARES        PRICE         PRICE      EXERCISE PRICE
                                ----------------   ----------   ------------   ----------   --------------
Reserved at inception.........        750,000              --        --        $       --        $  --
  Granted.....................       (198,000)        198,000      $0.08           16,500        $0.08
                                   ----------      ----------                  ----------
Balances at December 31,
  1996........................        552,000         198,000                      16,500        $0.08
  Granted.....................        (86,400)         86,400   $0.08-$0.15        11,960        $0.14
  Canceled....................        180,000        (180,000)     $0.08          (15,000)       $0.08
                                   ----------      ----------                  ----------
Balances at December 31,
  1997........................        645,600         104,400                      13,460        $0.13
  Additional reserved.........      1,770,000              --        --                --           --
  Granted.....................     (2,085,000)      2,085,000   $0.15-$0.37       671,775        $0.32
  Canceled....................         12,576         (12,576)  $0.08-$0.33        (1,978)       $0.16
  Exercised...................             --        (762,024)  $0.08-$0.37      (276,262)       $0.36
                                   ----------      ----------                  ----------
Balances at December 31,
  1998........................        343,176       1,414,800                     406,995        $0.29
  Additional reserved.........        180,000              --        --                --           --
  Granted.....................       (464,100)        464,100      $0.33          154,700        $0.33
  Canceled....................        218,607        (218,607)  $0.15-$0.33       (66,023)       $0.30
  Exercised...................             --        (292,593)  $0.08-$0.37       (99,127)       $0.34
                                   ----------      ----------                  ----------
Balances at December 31,
  1999........................        277,683       1,367,700                     396,545        $0.29
  Additional reserved
    (unaudited)...............      2,400,000              --        --                --           --
  Granted (unaudited).........       (953,700)        953,700   $0.42-$4.00     1,501,775        $1.57
  Canceled (unaudited)........         36,324         (36,324)  $0.15-$2.00       (14,812)       $0.41
  Exercised (unaudited).......             --      (1,143,276)  $0.15-$1.00      (342,008)       $0.30
                                   ----------      ----------                  ----------
Balances at June 30, 2000
  (unaudited).................      1,760,307       1,141,800                  $1,541,500        $1.35
                                   ==========      ==========                  ==========

    Options vested at December 31, 1998 and 1999 and June 30, 2000 were 119,034, 392,163 and 106,950, respectively.

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)

    The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

       OPTIONS OUTSTANDING AND EXERCISABLE
-------------------------------------------------
                     NUMBER                                  OPTIONS VESTED
                   OUTSTANDING   WEIGHTED-AVERAGE   ---------------------------------
WEIGHTED-AVERAGE       AND          REMAINING         NUMBER OF      WEIGHTED-AVERAGE
 EXERCISE PRICE    EXERCISABLE   CONTRACTUAL LIFE   OPTIONS VESTED    EXERCISE PRICE
----------------   -----------   ----------------   --------------   ----------------
                                    (IN YEARS)
     $0.08             15,000          7.02             10,938            $0.08
     $0.15            303,300          7.97            163,995            $0.15
     $0.33          1,049,400          9.05            217,230            $0.33
                    ---------                          -------
                    1,367,700          8.79            392,163            $0.25
                    =========                          =======

STOCK-BASED COMPENSATION

    The Company has elected to follow the provision of APB Opinion No. 25 and related interpretations in the accounting for the stock-based awards because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. During the year ended December 31, 1999, in connection with the grant of stock options to employees, the Company recorded deferred stock-based compensation totaling $2.9 million, representing the difference between the deemed fair market value of the common stock on the date such options were granted and the applicable exercise prices. Such amount is included as a reduction of stockholders' equity and is being amortized using the graded vesting method over the vesting period of the individual options, which is generally four years. The Company recognized amortization of deferred stock-based compensation of $535,000 for the year ended December 31, 1999 and $2.6 million for the six months ended June 30, 2000.

    As of June 30, 2000, the Company has issued non-employee stock options totaling 423,750 shares with exercise prices ranging from $0.15 to $2.00 and terms of 2 to 5 years. Additionally, the Company had issued 210,000 shares of restricted stock to non-employees at a price of $0.001 per share. The restricted shares vest over 5 years. The Company records compensation related to the grants of stock options and restricted stock to non-employees in accordance with SFAS 123 and EITF 96-18 using the Black-Scholes Model with the following assumptions: risk-free interest rate of 5%; volatility of 70%, expected lives of 2 to 3 years; and a dividend yield of zero. The Company recognized other stock-based compensation for grants to non-employees of $610,000 and $752,000 for the year ended December 31, 1999 and the six months ended June 30, 2000. The measurement of stock-based compensation to non-employees is subject to periodic adjustment as the underlying awards vest.

    Pro forma net loss and net loss per share information is required by SFAS 123 which also requires that the information be determined as if the Company had accounted for its employee stock options granted since inception under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions: risk-free interest rate of 5.0%; a weighted-average expected life of the option of four years from the grant date for grants under the 1996 Plan; and a dividend yield of zero.

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company's pro forma information follows (in thousands, except per share amounts):

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Net loss:
  As reported.....................................  $(1,994)   $(3,267)   $(4,401)
  Pro forma.......................................   (1,994)    (3,454)    (4,772)

Basic and diluted net loss per share:
  As reported.....................................  $ (0.49)   $ (0.77)   $ (0.98)
  Pro forma.......................................    (0.49)     (0.81)     (1.06)

10. INCOME TAXES

    As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $9.6 million and $4.1 million, respectively. The Company also had federal and California research and development tax credit carryforwards of approximately $300,000 and $200,000. The federal and state net operating loss and credit carryforwards will expire at various dates beginning in the year 2002 through 2019, if not utilized.

    Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes as of December 31, are as follows (in thousands):

                                                              1998       1999
                                                            --------   --------
Deferred tax assets
  Net operating loss carryforwards........................  $ 2,100    $ 3,500
  Research and development credits........................      300        500
  Capitalized research and development expenses...........      200        300
                                                            -------    -------
Total deferred tax assets.................................    2,600      4,300
Valuation allowance.......................................   (2,600)    (4,300)
                                                            -------    -------
Net deferred taxes........................................  $    --    $    --
                                                            =======    =======

    Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $900,000 and $1.7 million during the years ended December 31, 1998 and 1999, respectively.

                         KOSAN BIOSCIENCES INCORPORATED

   (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

11. SUBSEQUENT EVENTS (UNAUDITED)

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH

    In August 2000, the Company signed a collaboration and license agreement with the Sloan-Kettering Institute for Cancer Research relating to epothilones. Under the agreement, the Company will use its technologies to produce a specific epothilone compound to be tested in clinical trials and work collaboratively with Sloan-Kettering to develop new compounds and production methods and to conduct clinical trials. Additionally, the Company is required to pay to Sloan-Kettering an initial license fee and annual maintenance fees as well as payments for research and development costs, including costs of clinical trials, over a term of at least 24 months. If development efforts result in a marketable product, the Company will make royalty payments based on product sales as well as payments for reaching clinical development milestones. Estimated non-cancelable commitments under this agreement are approximately $700,000 in addition to internal development efforts under this agreement.

EXTENSION OF COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT

    In August 2000, the Company amended its collaborative Research and Development Agreement with the R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc., both Johnson & Johnson Companies. Under the terms of the agreement, subject to termination provisions, the research program and funding have been extended until at least December 28, 2001.

                          [GRAPHIC -- BACKGROUND MAP]

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                        , 2000
                             ---------------------

                                LEHMAN BROTHERS
                               CIBC WORLD MARKETS
                                    SG COWEN
                            FIDELITY CAPITAL MARKETS
                 a division of National Financial Services LLC

    Until            , 2000 (25 days after commencement of the offering), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC Registration Fee........................................  $   24,288
NASD Fee....................................................      11,200
Nasdaq Listing Fee..........................................       9,500
Legal Fees and Expenses.....................................     350,000
Accounting Fees and Expenses................................     350,000
Blue Sky Fees and Expenses..................................       5,000
Transfer Agent Fees.........................................      10,000
Printing Fees and Expenses..................................     450,000
Miscellaneous...............................................      40,012

  Total.....................................................  $1,250,000

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the registrant) at the registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary;
(2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to such directors, executive officers and employees.

    The registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant's board of directors or brought to enforce a right to indemnification under the indemnity agreement, the registrant's bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement;
(3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

    The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the 1933 Act.

    Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
DOCUMENT                                                       NUMBER
--------                                                      --------
Form of Underwriting Agreement..............................    1.1
Certificate of Incorporation of Registrant..................    3.1
Form of Amended and Restated Certificate of Incorporation of
  Registrant, to be effective upon closing of the
  offering..................................................    3.2
Bylaws of Registrant, to be effective upon closing of the
  offering..................................................    3.3
Form of Indemnification Agreement entered into by the
  Registrant with each of its directors and executive
  officers..................................................    4.1

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant sold an aggregate of 2,197,893 shares of unregistered common stock pursuant to the exercise of options granted by the registrant's board of directors as follows:

                                                                                    AGGREGATE
                                     NUMBER OF     NUMBER OF     RELATIONSHIP TO    PURCHASE
               DATE                 SHARES SOLD   INDIVIDUALS        COMPANY          PRICE
----------------------------------  -----------   -----------   -----------------   ---------
March 20, 1998                            900           1               Employee    $    135
August 28, 1998                         3,000           1             Consultant         450
December 10, 1998                       8,124           1        Former employee       1,219
December 23, 1998                     750,000           1               Director     275,000
July 20, 1999                          16,875           1        Former employee       2,531
August 1999                            57,375           3       Former employees      18,300
September 19, 1999                      1,281           1        Former employee         192
September 22, 1999                    195,000           1               Director      71,500
October 1, 1999                         3,000           1        Former employee         250
November 12, 1999                       4,062           1        Former employee       1,354
December 19, 1999                      15,000           1        Former employee       5,000
January 26, 2000                       15,000           1               Employee       2,250
February 21, 2000                     697,500           3               Officers     196,750
February 2000                          93,300           2              Employees      29,100
March 17, 2000                         15,000           1             Consultant       5,000
March 2000                            227,100          24              Employees      65,900
April 25, 2000                         15,000           1                Officer      15,000
April 2000                             63,000           2              Employees      21,000
May 2000                               14,502           1               Employee       4,123
June 2000                               2,874           2       Former employees         614

    As to each director, officer, employee, former employee and consultant of Kosan who was issued such securities, Kosan relied upon Rule 701 of the Securities Act of 1933, as amended (the "Securities Act"). Each such person purchased securities of Kosan pursuant to a written contract between such person and Kosan; in addition, Kosan met the conditions imposed under Rule 701(b).

    On April 3, 1998 and April 16, 1998, the registrant sold 1,727,273 shares and 90,909 shares, respectively, of unregistered Series B convertible preferred stock at a price per share of $8.25 to certain investors for aggregate cash consideration of approximately $15 million. The registrant relied upon
Section 4(2) of the Securities Act in connection with the sale of these shares. Each investor who was not an accredited investor represented to the registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

    On March 30, 2000, the registrant sold in the aggregate 804,196 shares of unregistered Series C convertible preferred stock at a price per share of $31.00 to certain investors for aggregate cash consideration of approximately
$24.9 million. The registrant relied upon Regulation D, Rule 506, of the Securities Act in connection with the sale of these shares. The sale of the Series C preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

    From inception through June 30, 2000, we granted stock options and stock purchase rights to acquire 1,272,400 shares of Common Stock at prices ranging from $0.25 to $12.00 per share to employees, consultants and directors pursuant to our 1996 stock option plan, for aggregate consideration of $2,325,310.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        1.1             Form of Underwriting Agreement.

        3.1**           Certificate of Incorporation of Registrant, as amended.

        3.2**           Form of Amended and Restated Certificate of Incorporation of
                        Registrant to be filed upon the closing of the offering made under the Registration Statement.

        3.3**           Bylaws of Registrant

        3.4**           Bylaws of Registrant to be effective upon the closing of the offering made under the Registration Statement.

        4.1**           Form of Registrant's Common Stock Certificate.

        4.2** Third Amended and Restated Registration Rights Agreement, dated March 30, 2000 between Registrant and certain shareholders.

        5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.

        9.1**           Third Amended and Restated Voting Agreement between the
                        Registrant and certain shareholders, dated March 30, 2000.

       10.1**           Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

       10.2**           1996 Stock Option Plan, as amended.

       10.3**           2000 Employee Stock Purchase Plan and related agreements.

       10.4** 2000 Non-Employee Director Stock Option Plan and related agreements.

       10.5**           Amended and Restated Consulting Agreement between Registrant and Chaitan Khosla, Ph.D., dated December 7, 1998.

       10.6**           Consulting Agreement between Registrant and Christopher
                        Walsh, Ph.D., dated December 14, 1995.

       10.7+**          Research and License Agreement between Registrant and The
                        Sloan-Kettering Institute for Cancer Research, dated
                        August 25, 2000.

       10.8+            License Agreement between the Registrant and The Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 11, 1996.

       10.9+**          Amendment No. 1 to License Agreement with the Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 1996; Letter to Mona Wan to confirm the agreement
                        between Registrant and the Board of Trustrees of The Leland
                        Stanford Junior University, dated September 21, 1998; and
                        Amendment No. 3 to License Agreement, dated March 10, 2000.

       10.10+**         License Agreement between Registrant and President and
                        Fellows of Harvard College, dated December 2, 1998.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       10.11+           Research and License Agreement between Registrant and
                        Ortho-McNeil Pharmaceutical Corporation, and The R.W.
                        Johnson Pharmaceutical Research Institute, dated September
                        28, 1998.

       10.12+** Amendment No. 1 to the Research and License Agreement between the Registrant and Ortho-McNeil Pharmaceutical
                        Corporation and The R.W. Johnson Pharmaceutical Research
                        Institute, dated March 17, 2000.

       10.13**          Sublease Agreement between Registrant and Lynx Therapeutics,
                        Inc., dated January 6, 1999.

       10.14**          Consent to Sublease Agreement between Spieker Properties
                        L.P. and Lynx Therapeutics, Inc., dated September 17, 1999.

       10.15**          Master Equipment Lease between Registrant and Phoenix
                        Leasing Incorporated, dated September 3, 1996.

       10.16**          Master Loan and Security Agreement between Registrant and
                        Finova Technology Finance, Inc., dated August 25, 1998.

       10.17**          Commitment Letter between Registrant and Finova Technology
                        Finance, Inc., dated August 24, 1998.

       10.18**          Commitment Letter between Registrant and Finova Capital
                        Corporation, dated January 6, 2000

       10.19**          Restated Promissory Note from Shareholder by and between
                        Registrant and Daniel V. Santi, M.D., Ph.D., dated December
                        23, 1998.

       10.20** Promissory Note from Shareholder by and between Registrant and Chaitan Khosla, Ph.D., dated September 22, 1999.

       10.21** Promissory Note from Shareholder by and between Registrant and Michael S. Ostrach, dated February 21, 2000.

       10.22** Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated February 21, 2000.

       10.23** Promissory Note from Shareholder by and between Registrant and Kevin Kaster, dated February 21, 2000.

       10.24**          Employment Agreement between Registrant and Daniel V. Santi,
                        M.D., Ph.D., dated November 1, 1998.

       10.25** Employment Agreement between Registrant and Kevin Kaster, dated July 20, 1998.

       10.26**          Employment Agreement between Registrant and Susan M. Kanaya, dated October 11, 1999.

       10.27**          Employment Agreement between Registrant and Brian W.
                        Metcalf, Ph.D., dated March 15, 2000.

       10.28**          Form of Series C Stock Purchase Agreement between the
                        Registrant and certain investors, dated March 30, 2000.

       10.29**          Evaluation Agreement among the Registrant, Savia Corporation and DNA Plant Technology Corporation, dated March 1, 1998.

       10.30** Termination Agreement among Registrant, Savia Corporation and DNA Plant Technology Corporation, dated December 31,
                        1999.

       10.31** Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated April 25, 2000.

       10.32**          Loan Agreement and Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated March 3, 2000 and March 31, 2000, respectively.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       10.33**          Promissory Note from Shareholder by and between Registrant and Brian Metcalf, dated May 30, 2000.

       10.34+** Amendment No. 2 to the Research and License Agreement between Registrant and The R.W. Johnson Pharmaceutical
                        Research Institute and Ortho-McNeil Pharmaceutical, Inc., dated August 31, 2000.

       10.35**          Employment Agreement between Registrant and Robert G.
                        Johnson, Jr., dated September 5, 2000.

       16.1**           Letter from PricewaterhouseCoopers LLC, dated April 5, 2000 regarding a change in certified public accountants.

       23.1             Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).

       23.2             Consent of Ernst & Young LLP, Independent Auditors.

       24.1**           Power of Attorney.

       27.1**           Financial Data Schedule.


------------------------

*   To be filed by amendment

**  Previously filed

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment No. 4 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on this 4th day of October 2000.


                                                     KOSAN BIOSCIENCES INCORPORATED

                                                     By:              /s/ DANIEL V. SANTI
                                                         --------------------------------------------
                                                                        Daniel V. Santi
                                                          CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE
                                                                      BOARD OF DIRECTORS




    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                    SIGNATURES                                    TITLE                     DATE
                    ----------                                    -----                     ----
                                                     Chief Executive Officer and
                         *                             Chairman of the Board of
     ----------------------------------------          Directors (Principal           October 4, 2000
                  Daniel V. Santi                      Executive Officer)

                                                     Vice President, Finance and
                         *                             Chief Financial Officer
     ----------------------------------------          (Principal Financial and       October 4, 2000
                  Susan M. Kanaya                      Accounting Officer)

                         *
     ----------------------------------------        Director                         October 4, 2000
                    Peter Davis

                         *
     ----------------------------------------        Director                         October 4, 2000
                   Jean Deleage

                         *
     ----------------------------------------        Director                         October 4, 2000
                  Chaitan Khosla

                         *
     ----------------------------------------        Director                         October 4, 2000
                 Christopher Walsh

                         *
     ----------------------------------------        Director                         October 4, 2000
                 Raymond Whitaker


*By:                  /s/ DANIEL V. SANTI
              -----------------------------------
                        Daniel V. Santi
                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       1.1              Form of Underwriting Agreement.
       3.1**            Certificate of Incorporation of Registrant, as amended.
       3.2**            Form of Amended and Restated Certificate of Incorporation of
                        Registrant to be filed upon the closing of the offering made under the Registration Statement.
       3.3**            Bylaws of Registrant
       3.4**            Bylaws of Registrant to be effective upon the closing of the offering made under the Registration Statement.
       4.1**            Form of Registrant's Common Stock Certificate.
       4.2**            Third Amended and Restated Registration Rights Agreement,
                        dated March 30, 2000 between Registrant and certain
                        shareholders.
       5.1              Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.
       9.1**            Third Amended and Restated Voting Agreement between the
                        Registrant and certain shareholders, dated March 30, 2000.
      10.1**            Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
      10.2**            1996 Stock Option Plan, as amended.
      10.3**            2000 Employee Stock Purchase Plan and related agreements.
      10.4**            2000 Non-Employee Director Stock Option Plan and related
                        agreements.
      10.5**            Amended and Restated Consulting Agreement between Registrant and Chaitan Khosla, Ph.D., dated December 7, 1998.
      10.6**            Consulting Agreement between Registrant and Christopher
                        Walsh, Ph.D., dated December 14, 1995.
      10.7+**           Research and License Agreement between Registrant and The
                        Sloan-Kettering Institute for Cancer Research, dated
                        August 25, 2000.
      10.8+             License Agreement between the Registrant and The Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 11, 1996.
      10.9+**           Amendment No. 1 to License Agreement with the Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 1996; Letter to Mona Wan to confirm the agreement
                        between Registrant and the Board of Trustrees of The Leland
                        Stanford Junior University, dated September 21, 1998; and
                        Amendment No. 3 to License Agreement, dated March 10, 2000.
      10.10+**          License Agreement between Registrant and President and
                        Fellows of Harvard College, dated December 2, 1998.
      10.11+            Research and License Agreement between Registrant and
                        Ortho-McNeil Pharmaceutical Corporation, and The R.W.
                        Johnson Pharmaceutical Research Institute, dated September
                        28, 1998.
      10.12+**          Amendment No. 1 to the Research and License Agreement
                        between the Registrant and Ortho-McNeil Pharmaceutical
                        Corporation and The R.W. Johnson Pharmaceutical Research
                        Institute, dated March 17, 2000.
      10.13**           Sublease Agreement between Registrant and Lynx Therapeutics,
                        Inc., dated January 6, 1999.
      10.14**           Consent to Sublease Agreement between Spieker Properties
                        L.P. and Lynx Therapeutics, Inc., dated September 17, 1999.
      10.15**           Master Equipment Lease between Registrant and Phoenix
                        Leasing Incorporated, dated September 3, 1996.
      10.16**           Master Loan and Security Agreement between Registrant and
                        Finova Technology Finance, Inc., dated August 25, 1998.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      10.17**           Commitment Letter between Registrant and Finova Technology
                        Finance, Inc., dated August 24, 1998.
      10.18**           Commitment Letter between Registrant and Finova Capital
                        Corporation, dated January 6, 2000
      10.19**           Restated Promissory Note from Shareholder by and between
                        Registrant and Daniel V. Santi, M.D., Ph.D., dated December
                        23, 1998.
      10.20**           Promissory Note from Shareholder by and between Registrant and Chaitan Khosla, Ph.D., dated September 22, 1999.
      10.21**           Promissory Note from Shareholder by and between Registrant and Michael S. Ostrach, dated February 21, 2000.
      10.22**           Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated February 21, 2000.
      10.23**           Promissory Note from Shareholder by and between Registrant and Kevin Kaster, dated February 21, 2000.
      10.24**           Employment Agreement between Registrant and Daniel V. Santi,
                        M.D., Ph.D., dated November 1, 1998.
      10.25**           Employment Agreement between Registrant and Kevin Kaster,
                        dated July 20, 1998.
      10.26**           Employment Agreement between Registrant and Susan M. Kanaya, dated October 11, 1999.
      10.27**           Employment Agreement between Registrant and Brian W.
                        Metcalf, Ph.D., dated March 15, 2000.
      10.28**           Form of Series C Stock Purchase Agreement between the
                        Registrant and certain investors, dated March 30, 2000.
      10.29**           Evaluation Agreement among the Registrant, Savia Corporation and DNA Plant Technology Corporation, dated March 1, 1998.
      10.30**           Termination Agreement among Registrant, Savia Corporation
                        and DNA Plant Technology Corporation, dated December 31,
                        1999.
      10.31**           Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated April 25, 2000.
      10.32**           Loan Agreement and Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated March 3, 2000 and March 31, 2000, respectively.
      10.33**           Promissory Note from Shareholder by and between Registrant and Brian Metcalf, dated May 30, 2000.
      10.34+**          Amendment No. 2 to the Research and License Agreement
                        between Registrant and The R.W. Johnson Pharmaceutical
                        Research Institute and Ortho-McNeil Pharmaceutical, Inc.,
                        dated August 31, 2000.
      10.35**           Employment Agreement between Registrant and Robert G.
                        Johnson, Jr., dated September 5, 2000.
      16.1**            Letter from PricewaterhouseCoopers LLC, dated April 5, 2000 regarding a change in certified public accountants.
      23.1              Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).
      23.2              Consent of Ernst & Young LLP, Independent Auditors.
      24.1**            Power of Attorney.
      27.1**            Financial Data Schedule.


------------------------

*   To be filed by amendment

**  Previously filed

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.